As filed with the Securities and Exchange Commission on September 15, 1997
                                                          Registration No. 33-

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------
                                    FORM S-4
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                            ------------------------
                            SB BANKSHARES CORPORATION
             (Exact name of registrant as specified in its charter)

           Virginia                              6711                      Applied For
(State or other jurisdiction of      (Primary Standard Industrial       (I.R.S. Employer
incorporation or organization)        Classification Code Number)      Identification No.)

                            ------------------------
                             25253 Lankford Highway
                              Onley, Virginia 23418
                                 (757) 787-1335
       (Address, including zip code, and telephone number, including area code of registrant's principal executive office)
                            ------------------------
                                Steven M. Belote
                                    Treasurer
                            SB Bankshares Corporation
                             25253 Lankford Highway
                              Onley, Virginia 23418
                                 (757) 787-1335
            (Name, address, including zip code, and telephone number,
                    including area code of agent for service)
                            ------------------------
                                    Copy to:

                             George P. Whitley, Esq.
                    LeClair Ryan, A Professional Corporation
                        707 East Main Street, 11th Floor
                            Richmond, Virginia 23219
                            ------------------------
Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [X]
                            ------------------------
                         CALCULATION OF REGISTRATION FEE

==============================================================================================================================
   Title of each class of securities          Amount to be         Proposed maximum         Proposed maximum        Amount of
            to be registered                 registered (1)       offering price per       aggregate offering     registration
                                                                         share                  price(2)               fee
------------------------------------------------------------------------------------------------------------------------------
     Common Stock, $0.33 par value             1,804,812                $11.25                $20,304,135           $6,152.77
==============================================================================================================================

(1)  The estimated maximum number of shares to be issued.
(2) Estimated solely for purposes of calculating the registration fee and calculated in accordance with Rule 457(f)(1) based upon: 1,804,812 shares of Shore Bank Common Stock outstanding; and a market value of Shore Bank Common Stock as of September 8, 1997 of $11.25 per share.
The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                           SB BANKSHARES CORPORATION

                             CROSS-REFERENCE SHEET
             Pursuant to Rule 404(a) of the Securities Act and Item
                 501 of Regulation S-B, Showing the Location or
                 Heading in the Prospectus and Proxy Statement
               of the Information Required by part I of Form S-4

              Form S-4                                                                         Location or Heading in
       Item Number and Caption                                                             Prospectus and Proxy Statement
       -----------------------                                                             ------------------------------
A.       Information About the Transaction
         1.       Forepart of the Registration Statement and
                  Outside Cover Page of Prospectus                     Cover Page of Registration Statement; Outside Front Cover
                                                                       Page of Proxy Statement/Prospectus
         2.       Inside Front and Outside Back Cover Pages of
                  Prospectus                                           Available Information; Table of Contents
         3.       Risk Factors, Ratio of Earnings to Fixed
                  Charges and Other Information                        Summary; Selected Financial Information; General
                                                                       Information; The Proposed Reorganization; The Holding
                                                                       Company; Shore Bank
         4.       Terms of the Transaction                             Summary; The Proposed Reorganization; The Holding Company;
                                                                       Certain Effects of the Reorganization
         5.       Pro Forma Financial Information                      Not Applicable
         6.       Material Contracts with the Company
                  Being Acquired                                       Summary; The Proposed Reorganization
         7.       Additional Information Required for
                  Reoffering by Persons and Parties
                  Deemed to be Underwriters                            Not Applicable
         8.       Interests of Named Experts and Counsel               Not Applicable
         9.       Disclosure of Commission Position on
                  Indemnification for Securities Act
                  Liabilities                                          Not Applicable

B.       Information About the Registrant
         10.      Information with Respect to S-3 Registrants          Not Applicable
         11.      Incorporation of Certain Information by
                  Reference                                            Not Applicable
         12.      Information with Respect to S-2 or S-3
                  Registrants                                          Not Applicable
         13.      Incorporation of Certain Information by
                  Reference                                            Not Applicable
         14.      Information with Respect to Registrants Other
                  Than S-3 or S-2 Registrants                          Certain Effects of the Reorganization; The Holding Company

              Form S-4                                                                         Location or Heading in
       Item Number and Caption                                                             Prospectus and Proxy Statement
       -----------------------                                                             ------------------------------
C.       Information About the Company Being Acquired
         15.      Information with Respect to S-3 Companies            Not Applicable
         16.      Information with Respect to S-2 or S-3
                  Companies                                            Not Applicable
         17.      Information with Respect to Companies Other
                  Than S-3 or S-2 Companies                            Summary; The Proposed Reorganization; Selected Financial
                                                                       Information; Shore Bank; The Holding Company

D.       Voting and Management Information
         18.      Information if Proxies, Consents or
                  Authorizations are to be Solicited                   Summary; General Information; The Proposed Reorganization
         19.      Information if Proxies, Consents or
                  Authorizations are not to be Solicited or
                  in an Exchange Offer                                 Not Applicable


                                                              October __, 1997


Dear Fellow Stockholders:

         You are cordially invited to attend the Annual Meeting of Stockholders of your Bank on October 28, 1997, at 10:00 a.m., at the office of The Eastern Shore of Virginia Chamber of Commerce, U.S. Route 13, Melfa, Virginia.

         The accompanying Notice and Proxy Statement describe the matters to be presented at the Annual Meeting. At the Annual Meeting, you will be asked to consider and vote upon the election of two directors for a term of three years and the ratification of Goodman & Company, L.L.P., as the Bank's independent auditors. In addition, you will be asked to consider and approve a proposal to adopt a holding company form of organization for the Bank by approving an Agreement and Plan of Reorganization, dated as of September 9, 1997 and attached as Exhibit A to this Proxy Statement.

         Under the holding company proposal, the Bank will become a wholly-owned subsidiary of SB Bankshares Corporation, a Virginia corporation recently formed for the purpose of becoming the holding company for the Bank (the "Holding Company"), and the stockholders of the Bank will become stockholders of the Holding Company. The Agreement provides that each outstanding share of the common stock of the Bank will be converted, in a tax-free transaction, into one share of common stock of the Holding Company. Your percentage equity ownership in the Holding Company will be exactly the same as your present ownership in the Bank.

         As we indicated in connection with the Bank's recently completed stock offering, your Board believes the establishment of a holding company form of ownership will better position the Bank to compete in the markets it serves by permitting it to offer a broader range of banking products and services and by providing greater flexibility in operation. The holding company will also facilitate our previously announced plans to convert the Bank to a commercial bank.

         THE BOARD OF DIRECTORS HAS CONSIDERED AND UNANIMOUSLY APPROVED THE ESTABLISHMENT OF THE PROPOSED HOLDING COMPANY AS BEING IN THE BEST INTERESTS OF THE BANK AND ITS STOCKHOLDERS. ACCORDINGLY, THE BOARD RECOMMENDS THAT YOU VOTE FOR THE REORGANIZATION OF THE BANK.

         The accompanying Proxy Statement and related proxy materials set forth detailed information concerning the Bank and the proposed transaction to establish a holding company. Please give them your prompt and careful attention.

         We hope you can join us for the Annual Meeting. Whether or not you plan to attend, please complete, sign and date the enclosed proxy and return it promptly in the enclosed envelope. Your vote is important, regardless of the number of shares you own.

         We appreciate your continuing loyalty and support.

                                   Sincerely,


                                   Scott C. Harvard
                                   President and Chief Executive Officer

                                   Shore Bank
                             25253 Lankford Highway
                             Onley, Virginia 23418


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                         To Be Held on October 28, 1997

To Our Stockholders:

         The Annual Meeting of Stockholders of Shore Bank (the "Bank") will be held at the office of The Eastern Shore of Virginia Chamber of Commerce, U.S. Route 13, Melfa, Virginia, on October 28, 1997 at 10:00 a.m. for the following purposes:

         1. To approve the reorganization of the Bank into a holding company form of ownership by approving an Agreement and Plan of Reorganization, dated as of September 9, 1997, pursuant to which the Bank will become a wholly-owned subsidiary of SB Bankshares Corporation, a Virginia corporation (the "Holding Company"), and each outstanding share of common stock of the Bank will be converted into one share of common stock of the Holding Company;

         2. To elect two Directors to serve for a three year term and until their successors are elected and qualified;

         3. To ratify the selection of Goodman & Company, L.L.P., independent certified public accountants, as auditors of the Bank for the year ending December 31, 1998; and

         4. To transact such other business as may properly come before the meeting or any adjournment thereof.

         Only stockholders of record at the close of business on September 10, 1997 will be entitled to notice of and to vote at the Annual Meeting and any adjournments thereof.

         Please mark, sign, date and return your proxy promptly, whether or not you plan to attend the Annual Meeting. If you attend the Annual Meeting, you may vote in person even if you have already sent in your proxy.

                                            By Order of the Board of Directors


                                            Vonda Smith
                                            Secretary


Onley, Virginia
October __, 1997


         THE BOARD OF DIRECTORS OF THE BANK UNANIMOUSLY RECOMMENDS THAT
                  STOCKHOLDERS VOTE TO APPROVE THE AGREEMENT.

                                   SHORE BANK
                                 Onley, Virginia

                        --------------------------------
                                 PROXY STATEMENT
                        --------------------------------

                                  INTRODUCTION

         This Proxy Statement is furnished to the stockholders of Shore Bank (the "Bank") in connection with the solicitation of proxies by the Board of Directors of the Bank for use at the Annual Meeting of Stockholders to be held on October 28, 1997, at the time and place set forth in the accompanying Notice of the Annual Meeting of Stockholders and at any adjournment thereof (the "Annual Meeting"). This Proxy Statement and the enclosed form of proxy are being mailed to the stockholders of the Bank on or about October ___, 1997.

         At the Annual Meeting, stockholders will be asked to approve the reorganization of the Bank into a holding company structure (the "Reorganization") in accordance with the terms and conditions set forth in the Agreement and Plan of Reorganization, dated as of September 9, 1997 (the "Agreement"), whereby the Bank will become a wholly-owned subsidiary of SB Bankshares Corporation, a Virginia corporation recently organized to serve as the holding company for the Bank (the "Holding Company"). At the effective date of the Reorganization, each outstanding share of common stock of the Bank will be converted, in a tax-free transaction, into one share of common stock of the Holding Company. After consummation of the Reorganization, the Bank will conduct its business as a wholly-owned subsidiary of the Holding Company in substantially the same manner and from the same offices as the Bank did before the Reorganization. In connection with the Reorganization, the Bank plans to convert from a federally chartered thrift institution to a Virginia chartered commercial bank. See "The Proposed Reorganization."

         At the Annual Meeting, stockholders also will be asked to vote on the election of two directors to serve for a three year term, and the ratification of Goodman & Company, L.L.P., as independent certified public accountants for the Bank for the year ending December 31, 1998.

         This Proxy Statement also serves as the Prospectus of the Holding Company under the Securities Act of 1933, as amended (the "Securities Act") with respect to the issuance of up to 1,804,812 shares of the Holding Company's common stock, par value $0.33 per share ("Holding Company Common Stock"), in connection with the Reorganization.

         The principal offices of the Bank and the Holding Company are at 25253 Lankford Highway, Onley, Virginia 23418 (Telephone: (757) 787-1335).


                        --------------------------------

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         THE SECURITIES OFFERED HEREBY ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR BY ANY OTHER GOVERNMENT AGENCY


                        --------------------------------

             The date of this Proxy Statement is October ___, 1997.

                               TABLE OF CONTENTS



                                                      Page                                                      Page
                                                      ----                                                      ----
Available Information................................  3    Shore Bank........................................... 25
                                                               Business.......................................... 25
Summary of the Proxy Statement.......................  4       Market Area....................................... 25
                                                               Competition....................................... 26
Selected Financial Information.......................  8       Executive Officers................................ 26
                                                               Properties........................................ 27
General Information..................................  9       Employees......................................... 27
                                                               Legal Proceedings................................. 27
The Proposed Reorganization.......................... 10       Description of Capital Stock...................... 27
   Summary........................................... 10
   Reasons for the Reorganization.................... 10    Election of Directors................................ 28
   Description of the Reorganization................. 11       Directors......................................... 28
   Anticipated Effective Date of the                           Board Meetings and Committees..................... 29
     Reorganization.................................. 11       Director Compensation............................. 30
   Optional Exchange of Stock Certificates........... 12       Compliance with Section 16(a) of the
   Financial Resources of the Holding Company........ 12         Securities Exchange Act of 1934................. 30
   Absence of Dissenters' Rights..................... 12
   Federal Income Tax Consequences................... 12    Ownership of Bank Common Stock....................... 31
   Market for Common Stock........................... 13
   Effect on Stock Option Plan....................... 13    Executive Compensation............................... 31
   Conditions to the Reorganization.................. 14
   Amendment, Termination or Waiver.................. 14    Regulation and Supervision........................... 35
   Consequences Under Federal Securities Laws........ 14
                                                            Appointment of Auditors.............................. 40
Certain Effects of the Reorganization................ 15
   Anti-Takeover Effects of                                 Other Matters........................................ 40
     Reorganization.................................. 15
   Comparison in the Rights of                              Legal Matters........................................ 41
     Stockholders.................................... 15
   Historical and Pro Forma                                 Experts.............................................. 41
     Capitalization.................................. 22
   Regulation and Supervision........................ 23    Stockholder Proposals................................ 41

The Holding Company.................................. 23    Exhibit A
   General........................................... 23       Agreement and Plan of Reorganization............  A-1
   Management and Operations After                          Exhibit B
     the Reorganization.............................. 23       Articles of Incorporation of SB Bankshares
                                                               Corporation.....................................  B-1
   Description of Capital Stock...................... 24    Exhibit C
                                                              Bylaws of SB Bankshares Corporation..............  C-1


         No person has been authorized to give any information or to make any representations not contained herein and, if given or made, such information or representations must not be relied upon as having been authorized. This Proxy Statement does not constitute an offer to sell any securities other than the securities to which it relates or an offer to sell any securities covered by this Proxy Statement in any jurisdiction where, or to any person to whom, it is unlawful to make such an Offer. Neither the delivery hereof nor any distribution of securities of SB Bankshares Corporation made hereunder shall, under any circumstances, create an implication that there has been no change in the facts herein set forth since the date hereof.

                             AVAILABLE INFORMATION

         The Bank is subject to the informational reporting requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Office of Thrift Supervision of the United States Department of Treasury (the "OTS"). Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities of the OTS, Information Services Division, 1700 G. Street, N.W., Washington, D.C. 20552. Such reports, proxy statements and other information may be inspected at the office of the National Association of Securities Dealers Stock Market, Report Section, 1735 K Street, N.W., Washington, D.C. 20006.

         The Bank's Annual Report to Stockholders for the year ended June 30, 1997, which Report includes audited financial statements of the Bank, accompanies this Proxy Statement. The Bank's Annual Report on Form 10-KSB for the year ended June 30, 1997 and quarterly reports on Form 10-QSB, as filed with the OTS, are available free of charge to stockholders who request a copy. All requests for copies of information should be directed to Steven M. Belote, Vice President and Chief Financial Officer, at the Bank's Main Office at the address set forth on the first page of this Proxy Statement or at the following telephone number: (757) 787-1335.

         Pursuant to the Reorganization, the Holding Company will assume certain securities reporting responsibilities under the Exchange Act similar to the responsibilities previously performed by the Bank under rules and regulations of the OTS. Following the Reorganization, the Holding Company must comply with the reporting requirements of the Securities and Exchange Commission (the "SEC"), and will file such reports and other information with the SEC, rather than the OTS.

         The Holding Company has filed with the SEC a Registration Statement (the "Registration Statement") on Form S-4 under the Securities Act relating to the shares of Holding Company Common Stock to be issued in connection with the Reorganization. As permitted by the rules and regulations of the SEC, certain information included in the Registration Statement is omitted from this Proxy Statement. For further information and reference, the Registration Statement, including the exhibits and schedules filed as a part thereof, can be inspected and copied at the public reference room of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and copies of such materials can be obtained by mail from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. The SEC maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers who file electronically with the SEC. The address of that site is http://www.sec.gov. In addition, copies of such materials are available for inspection and reproduction at the public reference facilities of the SEC at its New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048; and at its Chicago Regional Office, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511.

         The Holding Company has filed an application with the OTS on Form H-(e)1-S under the Home Owners' Loan Act, as amended ("HOLA"), which may be inspected at the public reference facilities maintained by the OTS indicated above or at the OTS Atlanta Regional Office, 1475 Peachtree Street, N.E., Atlanta, Georgia, 30309.

                         SUMMARY OF THE PROXY STATEMENT

         The following material is qualified in its entirety by the information appearing elsewhere in this Proxy Statement and the Exhibits hereto.

The Annual Meeting

         Date, Time and Place. October 28, 1997 at 10:00 a.m. at the office of The Eastern Shore of Virginia Chamber of Commerce, U.S. Route 13, Melfa, Virginia.

         Purpose. To adopt the Agreement providing for the establishment of a holding company structure for the Bank, to elect two directors of the Bank to serve for a three year term, to ratify the selection of external auditors for the Bank, and to vote on any other matters which may properly come before the Annual Meeting.

         Record Date. The Board of Directors has fixed the close of business on September 10, 1997 as the record date (the "Record Date") for the determination of the holders of Bank Common Stock entitled to receive notice of and to vote at the Annual Meeting. As of the Record Date, there were 1,804,812 shares of Bank Common Stock outstanding held by 620 stockholders of record.

         Vote Required. The affirmative vote of the holders of a majority of the shares of Bank Common Stock outstanding as of the Record Date is required to approve the Agreement. In the election of directors, those receiving the greatest number of votes will be elected even if they do not receive a majority.

         A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Reorganization.

The Reorganization -- Proposal One

         General. At the direction of the Bank, the Holding Company was incorporated on September 8, 1997 under the laws of Virginia to serve as the holding company for the Bank. At the effective date of the Reorganization, stockholders of the Bank will automatically become stockholders of the Holding Company. Outstanding certificates representing shares of the common stock of the Bank, par value $0.33 per share ("Bank Common Stock"), will thereafter represent the same number of shares of Holding Company Common Stock. Accordingly, stockholders will not be requested to surrender their Bank stock certificates for new certificates upon consummation of the Reorganization. Following the Reorganization, it is intended the Bank will continue its operations at the same locations, with the same management and subject to all the rights, obligations and liabilities of the Bank existing immediately prior to the Reorganization. In connection with the Reorganization, the Bank plans to convert from a federally chartered thrift institution to a Virginia chartered commercial bank. See "The Proposed Reorganization -- Description of the Reorganization."

         Reasons for the Reorganization. The Board of Directors believes the establishment of a holding company structure for the Bank will provide greater flexibility in responding to the expanding financial needs of the Bank's customers and in meeting increasing and ever-changing forms of competition for the furnishing of financial services. The holding company structure will also afford certain investment opportunities (including the ability to repurchase its own shares without adverse tax consequences) that are otherwise not currently available to the Bank. In addition, the holding company structure will help facilitate the potential acquisition of other financial institutions and the conversion of the Bank's charter to a Virginia chartered commercial bank. Upon consummation of the Reorganization, the Holding Company will be in a position to take immediate advantage of any acquisition opportunities that may arise, although no specific acquisition is planned at this time. See "The Proposed Reorganization -- Reasons for the Reorganization."

         Federal Income Tax Consequences. The Reorganization is intended to qualify for federal income tax purposes as a tax-free "reorganization" under
Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the "Code"), in which no gain or loss will be recognized by a Bank stockholder upon the receipt of Holding Company Common Stock in exchange for Bank Common Stock. See "The Proposed Reorganization -- Federal Income Tax Consequences."

         Market for the Common Stock. The Bank's Common Stock is listed for trading on the National Association of Securities Dealers Automated Quotation ("Nasdaq") National Market under the symbol "SHBK." The Holding Company will apply to have Holding Company Common Stock listed on the Nasdaq National Market in substitution for the Bank Common Stock, under the same symbol. See "The Proposed Reorganization -- Market for the Common Stock."

         Management of the Holding Company. The Board of Directors of the Holding Company presently consists and, upon completion of the Reorganization, is expected to continue to consist of all of the present directors of the Bank. The officers of the Holding Company will consist of certain persons now serving as officers of the Bank. See "The Holding Company -- Management and Operations After the Reorganization."

         Absence of Dissenters' Rights. Stockholders of the Bank will not have dissenters' appraisal rights in connection with the Reorganization. See "The Proposed Reorganization -- Absence of Dissenters' Rights."

         Conditions for Consummation; Anticipated Effective Date. The Agreement sets forth a number of conditions that must be met before the Reorganization will be consummated, including, among others: (i) approval of the Reorganization by the affirmative vote of the holders of a majority of the outstanding shares of Bank Common Stock, (ii) approval of the Reorganization by the OTS and any other federal or state agency having jurisdiction necessary for consummation of the Reorganization; (iii) receipt of either a ruling from the IRS or an opinion of counsel that the Reorganization will be treated as a non-taxable transaction for federal income tax purposes; and (iv) registration of the shares of Holding Company Common Stock to be issued in the Reorganization under the Securities Act and the compliance by the Holding Company with all applicable state securities laws relating to the issuance of the Holding Company Stock. The application for approval of the Reorganization was filed with the OTS on September __, 1997. The Reorganization is expected to be consummated on or about December 31, 1997 (the "Effective Date").

         Comparison in the Rights of Stockholders. As a result of the Reorganization, holders of Bank Common Stock , whose rights are presently governed by federal law and regulations and the Federal Stock Charter and Bylaws of the Bank, will become stockholders of the Holding Company, a Virginia corporation. Accordingly, their rights will be governed by the Virginia Stock Corporation Act and the Articles of Incorporation (the "Articles of Incorporation") and Bylaws (the "Bylaws") of the Holding Company. Certain differences arise from this change of governing law, as well as from distinctions between the Federal Stock Charter and Bylaws of the Bank and the Articles of Incorporation and Bylaws of the Holding Company. These differences relate to the issuance of capital stock, payment of dividends, special meetings of stockholders, cumulative voting for the election of directors, the rights of stockholders to exercise dissenters' rights of appraisal, removal of directors, approval of mergers, consolidations, sale of substantially all assets and certain business combinations, elimination of voting rights in certain share acquisitions and amendment of the Federal Stock Charter and Bylaws of the Bank and the Articles of Incorporation and Bylaws of the Holding Company. See "Certain Effects of the Reorganization -- Comparison of the Rights of Stockholders."

         Anti-takeover Effects of the Reorganization. The Holding Company's Articles of Incorporation and Bylaws and the Virginia Stock Corporation Act (the "Virginia SCA") contain certain provisions designed to enhance the ability of the Board of Directors to deal with attempts to acquire control of the Holding Company. These provisions include, among others: supermajority voting provisions for the approval of certain business combinations; certain provisions relating to meetings of stockholders, including the absence of cumulative voting with respect to the election of directors and limitations on the ability of stockholders to call special meetings; the removal of directors; certain provisions which could eliminate voting rights on certain share acquisitions; and restrictions on the acquisition or more than 10% of the Holding Company's equity securities. These provisions, and the ability of the Board of Directors to issue shares of preferred stock without stockholder approval and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts which have not been approved by the Board of Directors. The protective provisions contained in the Articles of Incorporation and Bylaws and provided by the Virginia SCA are discussed in further detail under "Certain Effects of the Reorganization -- Anti-takeover Effects of the Reorganization" and "-- Comparative Rights of Stockholders".

         Government Regulation and Supervision. Following the Reorganization, the Holding Company will be subject to regulation by the OTS with respect to its operations as a savings and loan holding company. The Bank will continue to be subject to regulation by the OTS and the Federal Deposit Insurance Corporation (the "FDIC"). Following the planned conversion of the Bank from a federally chartered savings bank to a Virginia chartered commercial bank, the Bank will be subject to regulation and examination by the Virginia State Corporation Commission (the "Virginia SCC") and the Board of Governors of the Federal Reserve System (the "Federal Reserve"). The Holding Company will then become subject to regulation by the Federal Reserve under the Bank Holding Company of 1956. See "Certain Effects of the Reorganization -- Regulation and Supervision" and "Regulation and Supervision."

         Conversion to a Commercial Bank Charter. While loans secured by real estate are expected to remain an important part of the Bank's business, it expects that in several years its loan portfolio will more closely resemble that of a commercial bank than a savings institution. The regulations of the OTS that currently govern the Bank limit the percentage of its assets that may be invested in commercial and consumer loans. While the Bank does not believe that such limits would affect its commercial and consumer lending activities in the short term, after a charter conversion such regulations would not apply to the Bank. As a commercial bank, no comparable commercial or consumer lending restrictions would apply to the Bank. In addition to its lending activities, the Bank actively markets certain deposit products, such as commercial checking, that are generally not considered a traditional thrift product. Accordingly, the Bank believes that operating under a commercial bank charter will better suit the Bank's business plan than will a federal savings bank charter.

Election of Directors -- Proposal Two

         The Board of Directors of the Bank consists of eight persons who are elected to serve three year terms. The terms of Messrs. Richard F. Hall, Jr. and Scott C. Harvard expire at the Annual Meeting. Mr. Hall, who serves as Chairman of the Board of the Bank, will not stand for re-election. Messrs. Richard F. Hall, III, and Scott C. Harvard, the President and Chief Executive Officer of the Bank and a director since 1985, have been nominated for election to serve as directors of the Bank for a three-year term. The six directors whose terms do not expire will continue to serve as directors of the Bank. In the event the proposed Reorganization is approved, stockholders of the Bank will automatically become stockholders of the Holding Company upon consummation of the Reorganization. As Holding Company stockholders, they will be entitled to vote for the election of directors of the Holding Company, and the Board of Directors of the Holding Company will, in turn, elect the directors of the Bank. The first annual meeting of stockholders of the Holding Company is scheduled to be held in May 1998. Under the terms of the Agreement, on the Effective Date of the Reorganization, the directors of the Holding Company will be comprised of the same individuals who are then serving as directors of the Bank. Similar to the Bank Board, they will serve for three-year terms. See "The Holding Company Management and Operations After the Reorganization."

Ratification of Selection of Auditors -- Proposal Three

         Goodman & Company, L.L.P., has been selected as independent certified public accountants for the year ending December 31, 1998, subject to the ratification by the stockholders. The Holding Company will be on a calendar year-end, as opposed to the June 30 fiscal year end of the Bank.

Other Matters

         Management currently knows of no other business to be brought before the Annual Meeting. Should any other business properly be presented for action at the meeting, the shares represented by the enclosed proxy shall be voted by the persons named therein in accordance with their best judgment and in the best interests of the Bank.

                         SELECTED FINANCIAL INFORMATION

                                                                     Year Ended June 30,
                                            -----------------------------------------------------------------------
                                                   1997          1996           1995          1994          1993
                                                   ----          ----           ----          ----          ----
  Income Statement Data:
      Interest income......................    $  7,855     $   7,068       $  5,679      $  4,728      $  4,928
      Interest expense.....................       4,240         3,837          2,889         2,668         2,827
      Net interest income..................       3,615         3,231          2,790         2,060         2,101
      Provision for loan losses............         244           150            187            48            72
      Noninterest income...................         775           531            435           434           382
      Noninterest expense..................       2,824         2,072          1,817         1,629         1,486
      Income taxes.........................         376           568            450           260           333
                                                -------       -------        -------       -------       -------
      Net income (1).......................    $    946      $    972       $    771      $    557      $    592
                                               ========      ========       ========      ========      ========
   Per Share Data:
      Net income (1).......................    $   0.69      $   0.71       $   0.57      $   0.41      $   0.44
      Cash dividends.......................        0.00            --             --            --            --
      Book value at period end.............        6.24          5.47           4.79          4.23          3.82
      Tangible book value at period end....        6.20          5.43           4.75          4.23          3.82
      Average shares outstanding (000's)          1,370         1,364          1,364         1,364         1,360
   Balance Sheet Data (period end):
      Assets...............................    $104,637      $ 94,986       $ 80,755      $ 70,934      $ 68,430
      Loans, net of unearned income........      74,135        68,812         66,148        60,658        57,915
      Securities...........................      23,420        18,389          6,875         6,102         4,007
      Deposits.............................      94,556        86,154         72,525        63,634        61,180
      Stockholders' equity.................       8,569         7,455          6,534         5,762         5,205
   Performance Ratios:
      Return on average assets (1).........        0.85%         1.07%          1.02%         0.79%         0.89%
      Return on average equity (1).........       11.61         13.86          12.51         10.18         12.08
      Net interest margin..................        3.78          3.79           3.99          3.14          3.17
      Efficiency (1) (2)...................       64.33         55.08          56.34         65.32         59.85
   Asset Quality Ratios:
      Allowance for loan losses to
        period end loans...................        1.00%         0.98%          0.84%         0.62%         0.53%
      Allowance for loan losses to
        non-accrual loans..................      181.46        239.01          76.45         60.85         69.23
      Non-performing assets to period
        end loans and foreclosed properties        1.38          0.53           1.27          1.01          0.80
      Net charge-offs (recoveries) to
        average loans......................        0.24          0.05           0.01         (0.03)         0.03
   Capital and Liquidity Ratios:
      Leverage (3).........................        8.58%         7.85%          8.09%         8.12%         7.61%
      Risk-based:
       Tier 1 capital......................       14.56         14.61          14.04         14.63         13.50
       Total capital.......................       15.53         15.46          14.81         14.49         14.13
      Average loans to average deposits....       82.31         84.38          93.25         92.08         96.25

------------------------

(1) Excluding the effect to the one-time SAIF assessment of $286,000, net of related taxes of $161,000, incurred by the Bank on September 30, 1996, certain financial information for the fiscal year ended June 30, 1997 would be as follows: net income - approximately $1.2 million; net income per share - $0.90; return on average assets - 1.23%; return on average equity - 15.62%; efficiency - 54.15%.

(2) Computed by dividing non-interest expense by the sum of net interest income and non-interest income , net of securities gains or losses.

(3)    Computed as a percentage of stockholders' equity to period end assets.

                              GENERAL INFORMATION

Use and Revocation of Proxies

         If the enclosed proxy is properly executed and returned in time for voting at the Annual Meeting, the shares represented thereby will be voted in accordance with such instructions. If no instructions are given, the proxy will be voted in favor of the Reorganization, for the election of the two nominees for director and the ratification of the selection of Goodman & Company, L.L.P., and in the discretion of the proxy holders as to any other matters which may properly come before the Annual Meeting. Proxies will extend to, and will be voted at, any adjourned session of the Annual Meeting.

         Execution of a proxy will not affect a stockholder's right to attend the Annual Meeting and to vote in person. Any stockholder who has executed and returned a proxy and for any reason desires to revoke it may do so at any time before the proxy is exercised by filing with the Secretary of the Bank an instrument revoking it or a duly exercised proxy bearing a later date, or by attending the Annual Meeting and voting in person after having withdrawn your proxy.

Stockholders Entitled to Vote and Vote Required

         Only holders of record of Bank Common Stock at the close of business on September 10, 1997 are entitled to notice of and to vote at the Annual Meeting. On the record date there were 1,804,812 shares of Bank Common Stock outstanding and entitled to vote. The Bank has no other class of stock outstanding. Each share of outstanding Bank Common Stock is entitled to one vote on all matters presented at the Annual Meeting. A majority of the votes entitled to be cast, represented in person or by proxy, will constitute a quorum for the transaction of business.

         In order for the Reorganization to become effective, the holders of a majority of the outstanding shares of Bank Common Stock must vote in favor of the Reorganization. In the election of directors, those receiving the greatest number of votes will be elected even if they do not receive a majority. Stockholders have cumulative voting rights with respect to the election of directors. Under this procedure, each stockholder is entitled to cast a number of votes equal to the product of the number of his or her shares owned, multiplied by the number of directors to be elected. Each stockholder may cast all of his or her votes for one nominee or may distribute his or her votes among any number of nominees.

         A failure to vote, either by not returning the enclosed proxy or by checking the "Abstain" box thereon, will have the same effect as a vote against approval of the Reorganization.

         Shares of Bank Common Stock held in street name which have been designated by brokers on proxy cards as not voted ("broker non-votes") will not be counted as votes cast and will, therefore, have the same effect as a vote against approval of the Reorganization. Proxies marked as abstentions or as broker non-votes, however, will be treated as shares present for purposes of determining whether a quorum is present.

         Directors and executive officers of the Bank and their affiliates, including Richard F. Hall, III, a nominee for director, beneficially owned 484,838 shares of Bank Common Stock as of the Record Date (exclusive of unissued shares subject to options), which shares represent 26.9% of the outstanding shares of Bank Common Stock. The Directors and executive officers of the Bank have indicated they will vote their shares of Bank Common Stock FOR the Agreement and the election of the two nominees for director set forth on the enclosed proxy.

Solicitation of Proxies

         The Bank will bear its own expenses incident to soliciting proxies. Directors, officers, employees and agents of the Bank acting without special compensation may solicit proxies in person, by telephone or by mail.

Financial Statements

         The Annual Report to Stockholders for the year ended June 30, 1997 accompanies this Proxy Statement to inform stockholders of the Bank's financial condition and recent financial performance. Additional copies of the Annual Report will be furnished without charge to stockholders upon written request directed to the Bank's Vice President and Chief Financial Officer at the address of the Bank's principal offices.

                  THE PROPOSED REORGANIZATION -- PROPOSAL ONE

Summary

         The formation of a holding company will be accomplished pursuant to an Agreement and Plan of Reorganization, dated as of September 9, 1997 (the "Agreement"), whereby the Bank will become a wholly owned subsidiary of SB Bankshares Corporation (the "Holding Company"), a Virginia corporation formed for the sole purpose of becoming the holding company for the Bank. Under the terms of the Agreement, each outstanding share of Bank Common Stock will be converted, in a tax-free transaction, into one share of Holding Company Common Stock, and the former holders of Bank Common Stock will become the holders of all of the outstanding shares of Holding Company Common Stock. The Holding Company was incorporated in September 1997 and has no prior operating history. Following the Reorganization, it is intended that the Bank will continue its operations at the same locations, with the same management, and subject to all the rights, obligations and liabilities of the Bank existing immediately prior to the Reorganization. In connection with the Reorganization, the Bank plans to convert from a federally chartered thrift institution to a Virginia chartered commercial bank.

         The Board of Directors of the Bank unanimously recommends that the stockholders vote "FOR" approval of the Agreement. The affirmative vote of the holders of a majority of the issued and outstanding shares of the Bank is required to approve the Agreement. Abstentions and broker non-votes will not be considered a vote for, or a vote against, the Agreement.

Reasons for the Reorganization

         The Board of Directors of the Bank believes that a holding company structure will better position the Bank to compete in the markets it serves by providing the Bank with greater flexibility. Federal regulations limit the types of businesses in which the Bank may engage and limit the amount which may be invested by the Bank in subsidiaries. The Bank is also limited in its ability to engage in certain corporate transactions, such as stock repurchases, by provisions of the Internal Revenue Code of 1986, as amended (the "Code"), applicable to savings associations but not to their holding companies. While the Board of Directors believes that stock repurchases could improve market liquidity and enhance stockholder value, no stock repurchases by the Holding Company are under consideration.

         In addition, the holding company structure will provide a vehicle to facilitate future combinations with other financial institutions should suitable opportunities arise for acquisition, expansion or affiliation. The holding company structure would allow another financial institution to operate on a more autonomous basis as a wholly-owned subsidiary of the Holding Company rather than as a division of the Bank. For example, the acquired institution could retain its own directors, officers and corporate name, as well as having representation on the Holding Company Board of Directors. Although there are no pending plans, agreements or understandings for acquisitions, the Holding Company will be in a position to take immediate advantage of any acquisition opportunities as they arise.

         Finally, the Board of Directors believes that a holding company structure will facilitate the Bank's previously announced plans to convert to a commercial bank charter since the Bank would be a wholly-owned subsidiary of the Holding Company.

Description of the Reorganization

         The Bank incorporated the Holding Company as a wholly-owned subsidiary under the laws of the Commonwealth of Virginia for the purpose of becoming the holding company of the Bank upon consummation of the Reorganization. Solely for purposes of facilitating the Reorganization, the Holding Company will cause to be organized, subject to OTS approval, SB Interim Federal Savings Bank, a federal stock savings bank (the "Interim Bank").

         The Reorganization will be accomplished pursuant to the Agreement, dated as of September 9, 1997 by and among the Bank, the Holding Company, the Interim Bank. The Agreement provides that, contingent upon regulatory and stockholders' approval, the Reorganization will be accomplished as follows:

         (1) The Interim Bank will merge with and into the Bank, with the Bank continuing as the surviving institution. The stock of the Interim Bank will be converted into stock of the Bank. The Bank, as the surviving institution, will retain all incidents of the corporate existence of the Bank prior to the Reorganization, including its federal stock charter, bylaws, deposits, loans and offices. The directors of the Bank shall remain directors of the Bank as the surviving institution.

         (2) The Bank will become a wholly-owned subsidiary of the Holding Company.

         (3) The stockholders of the Bank will become stockholders of the Holding Company and each share of Bank Common Stock outstanding prior to the merger of the Interim Bank into the Bank will become one share of Holding Company Common Stock.

         (4) The 100 shares of Holding Company Common Stock held by the Bank will be canceled.

         (5) The shares of Bank Common Stock held by the Holding Company at the Effective Date will remain as the only issued and outstanding shares of Bank Common Stock after the Reorganization.

         (6)   The Interim Bank will cease to exist as a legal entity.

         (7) The stockholders of the Holding Company will be those persons who were stockholders of the Bank immediately prior to the Reorganization. The Bank, as a wholly-owned subsidiary of the Holding Company, will continue to carry on its business and activities as conducted immediately prior to the Reorganization.

Anticipated Effective Date of the Reorganization

         The merger of the Interim Bank with and into the Bank and the resulting holding company formation will become effective on the date specified in the endorsement of the Articles of Combination relating to the Merger by the

Corporate Secretary of the OTS pursuant to 12 C.F.R. ss. 552.13(k) (the "Effective Date"). Subject to the receipt of all requisite regulatory approvals and the satisfaction of all other conditions to the Reorganization, it is anticipated that the Reorganization will become effective on or about December 31, 1997.

Optional Exchange of Stock Certificates

         After the Effective Date of the Reorganization, certificates evidencing shares of Bank Common Stock will represent, by operation of law, shares of Holding Company Common Stock in the ratio of one share of Holding Company Common Stock for each share of Bank Common Stock previously owned. Former holders of the Bank Common Stock will not be required to exchange their Bank Common Stock certificates for Holding Company Common Stock certificates, but will have the option to do so.

Financial Resources of the Holding Company

         The Bank does not currently intend to transfer any material amount of funds as a capital contribution to the Holding Company prior to the Effective Date of the Reorganization. Immediately following the Reorganization, the assets of the Holding Company, on an unconsolidated basis, will consist of all of the then outstanding shares of Bank Common Stock. However, the Bank anticipates that following the Reorganization, it will declare and pay a cash dividend of approximately [$25,000] to the Holding Company, as the Bank's sole stockholder. While the Bank may in the future transfer funds to the Holding Company, the amount of funds that may be transferred to the Holding Company by the Bank is subject to a number of factors, including the Holding Company's and the Bank's future financial requirements and applicable regulatory restrictions. For further information on the capital resources of the Bank and the Holding Company, see "Certain Effects of the Reorganization -- Historical and Pro Forma Capitalization."

Absence of Dissenters' Rights

         Federal law does not entitle a stockholder of the Bank who may oppose the Reorganization to demand an appraisal of his shares of Bank Common Stock or exercise dissenters' rights.

Federal Income Tax Consequences

         The Reorganization is intended to be a "reorganization" under Section 368(a) of the Code, and the federal income tax consequences summarized below are based on the assumption that this transaction will qualify as such a reorganization. One condition to consummation of the Reorganization is the Bank's receipt of an opinion of LeClair Ryan, A Professional Corporation, special counsel to the Bank, to the effect that the Reorganization will qualify as a reorganization under Section 368(a) and will result in the non-recognition of gain or loss.

         The Bank's stockholders will not recognize any gain or loss as a result of the proposed Reorganization. A stockholder's tax basis in the shares of Holding Company Common Stock will equal his tax basis in the shares of Bank Common Stock. The holding period for those shares of Holding Company Common Stock will include the stockholder's holding period for the shares of Bank Common Stock, if they are held as a capital asset at the time of the Reorganization.

         Upon consummation of the Reorganization, no gain or loss will be recognized by the Holding Company or Bank.

         The Bank expects that because the Reorganization will constitute a reorganization within the meaning of Section 368(a) of the Code, its tax bad debt reserves maintained immediately prior to the Reorganization will not be required to be recaptured into its taxable income as a result of the Reorganization.

         The opinion of LeClair Ryan is not binding on the Internal Revenue Service and such agency could disagree with the conclusions reached in such opinion. In the event of such disagreements, there can be no assurance that a stockholder or the Bank would prevail in a judicial proceeding.

         The foregoing discussion of federal income tax consequences is a summary of general information. The Bank's stockholders are urged to consult their own tax advisors with regard to federal, state and local tax consequences.

Market for the Common Stock; Anticipated Dividend Policy

         Since the completion on August 20, 1997 of the Bank's stock, the Bank's Common Stock has been listed for trading on the Nasdaq National Market under the symbol "SHBK." The high and the low sales prices since that date and through September 10, 1997 are $11.88 and $9.13, respectively. The Bank raised approximately $3.3 million in the stock offering price through the sale of 102,815 shares of Bank Common Stock to its existing stockholders at $7.50 per share and 328,435 shares of Bank Common Stock to the public at $8.25 per share. The Holding Company will apply to have Holding Company Common Stock listed on the Nasdaq National Market in substitution for the Bank Common Stock, under the same symbol.

         Prior to the Bank's stock offering, there was no established public trading market for the Bank's Common Stock. No brokerage firm regularly made a market for the Bank's Common Stock, and trades in the Bank's stock occurred infrequently on a local basis and generally involved a relatively small number of shares. Based on information made available to the Bank, it believes that the selling price for the Common Stock ranged during 1995 from $5.14 to $5.83, during 1996, from $5.50 to $6.16, and from January 1, 1997 through the date it was listed for trading on the Nasdaq National Market (August 20), from $6.16 to $8.25. Such transactions may not be representative of all transactions during the indicated periods or of the actual fair market value of the Common Stock at the time of such transactions due to the infrequency of trades and the limited market for the Common Stock.

         The Bank has not declared or paid any cash dividends during the past five fiscal years. The Bank, and the Holding Company following consummation of the Reorganization, expect to continue to retain all earnings to support the development and growth of its business. Accordingly, the Bank and the Holding Company do not anticipate paying any cash dividends in the foreseeable future. Any future determination as to payment of cash dividends will be at the discretion of the Board of Directors and will depend on the Bank's and Holding Company's earnings, financial condition, capital requirements and other factors relevant to the Board of Directors.

Effect on Stock Option Plan

         Upon consummation of the Reorganization, the Stock Option Plan of the Bank will be continued as and become the option plan of the Holding Company. Stock options with respect to shares of Bank Common Stock granted under the Option Plan and outstanding prior to consummation of the Reorganization will automatically become options to purchase shares of Holding Company Common Stock upon consummation of the Reorganization, and the Holding Company will assume all of the Bank's obligations with respect to such outstanding options, with identical terms and conditions. By voting in favor of the Agreement, stockholders of the Bank will be approving the adoption by the Holding Company of the existing Option Plan of the Bank as the option plan of the Holding Company. As of June 30, 1997 options for a total of 30,000 shares of Bank Common Stock have been granted under the Option Plan and are currently exercisable within 60 days of the Record Date.

Conditions to the Reorganization

         The Agreement sets forth a number of conditions which must be met before the Reorganization will be consummated, including, among others: (i) the approval of the Agreement by the holders of a majority of the outstanding shares of Bank Common Stock; (ii) the receipt of either a ruling from the IRS or an opinion of counsel that the Reorganization will be treated as a nontaxable transaction under the Code (see "-- Certain Federal Income Tax Consequences");
(iii) the approval of the Reorganization by the OTS and the receipt of all approvals from any other governmental agencies that may be required for the consummation of the Reorganization; and (iv) registration of the shares of the Holding Company Common Stock to be issued in the Reorganization under the Securities Act and the compliance by the Holding Company with all applicable state securities laws relating to the issuance of the Holding Company Common Stock.

         Consummation of the Reorganization is subject to OTS approval of the Holding Company's application to acquire all the outstanding shares of Bank Common Stock, and the related application to establish and merge the Interim Bank with and into the Bank in connection with the Reorganization. Such approval has not been obtained as of the date of this Proxy Statement. It is anticipated that any OTS approval will be subject to the satisfaction of certain conditions, including (i) the consummation of the Reorganization by a specified date, (ii) the absence of any material adverse events or changes in the financial condition or operations of the Bank prior to the Reorganization, and (iii) the submission to the OTS of an opinion of the Bank's legal counsel that the Reorganization was consummated in accordance with all applicable laws and regulations. Although there can be no assurance, management believes all conditions to OTS approval of the Reorganization will be satisfied.

Amendment, Termination or Waiver

         The Board of Directors of the Bank may cause the Agreement to be amended or terminated if the Board determines for any reason that such amendment or termination would be advisable. Such amendment or termination may occur at any time prior to the filing of Articles of Combination with the OTS, whether before or after stockholder approval of the Agreement, provided that no such amendment may be made to the Agreement after stockholder approval if such amendment is deemed to be materially adverse to the stockholders of the Bank. Additionally, any of the terms or conditions of the Agreement may be waived by the party which is entitled to the benefit thereof.

Consequences Under Federal Securities Laws

         The Holding Company has filed with the SEC a registration statement under the Securities Act for the registration of the Holding Company Common Stock to be issued and exchanged pursuant to the Agreement. This Proxy Statement constitutes the Prospectus of the Holding Company filed as part of such registration statement. Upon consummation of the Reorganization, the Holding Company will register the Holding Company Common Stock under the Exchange Act and will be required to comply with the insider trading, reporting and proxy requirements under the Exchange Act. In addition, the Holding Company will be required to file periodic reports with the SEC instead of filing such reports with the OTS. The Holding Company will also be subject to the general anti-fraud provisions of the federal securities laws after the Reorganization.

         The registration under the Securities Act of shares of Holding Company Common Stock to be issued in connection with the Reorganization does not cover the resale of such shares. The Holding Company Common Stock acquired by persons who are not affiliates of the Holding Company or the Bank may be resold without registration. Shares received by affiliates of the Holding Company and the Bank will be subject to the resale restrictions of Rule 145 under the Securities Act, which are substantially the same as the restrictions of Rule 144 discussed below. The Rule 145 restrictions terminate after one year if the Holding Company continues to comply with the reporting requirements under the Exchange Act, but any affiliate of the Bank who becomes an affiliate of the Holding Company will continue to be subject to the restrictions of Rule 144.

         So long as the Holding Company continues to meet the current public information requirements of Rule 144 under the Securities Act, each affiliate of the Bank who complies with the other conditions of Rule 144, including those that require the affiliate sales to be aggregated with those of certain other persons, would be able to sell in the public market, without registration, in any three-month period, a number of shares not to exceed the greater of (i) 1% of the outstanding shares of the Holding Company, or (ii) the average weekly volume of trading in such shares during the preceding four calendar weeks. Provision may be made in the future by the Holding Company to permit affiliates to have their shares registered for sale under the Securities Act under certain circumstances. Generally, an affiliate is deemed to be a person that directly or indirectly controls, is controlled by or is under common control with a company. Although control is a question of fact based on the particular facts of each situation, directors, executive officers and 10% stockholders are generally deemed to be affiliates.

                     CERTAIN EFFECTS OF THE REORGANIZATION

Anti-Takeover Effects of the Reorganization

         The Holding Company's Articles of Incorporation and the Virginia SCA contain certain provisions designed to enhance the ability of the Board of Directors to deal with attempts to acquire control of the Holding Company. These provisions which are discussed in greater detail below, including the ability of the Board of Directors to issue shares of preferred stock and to set the voting rights, preferences and other terms thereof, may be deemed to have an anti-takeover effect and may discourage takeover attempts which have not been approved by the Board of Directors (including takeovers which a majority of stockholders may deem to be in their best interest). To the extent that such takeover attempts are discouraged, temporary fluctuations in the market price of Holding Company Common Stock resulting from actual or rumored takeover attempts may be inhibited. These provisions also could discourage or make more difficult a reorganization, tender offer or proxy contest, even though such transaction may be favorable to the interests of stockholders, and could potentially adversely affect the market price of Holding Company Common Stock.

         The provisions included in the Holding Company's Articles are not adopted in response to or with knowledge of any takeover attempts or "unfriendly" efforts to gain control of the Bank. The Boards of the Bank and Holding Company propose these provisions in order to provide standard corporate protections common among bank holding companies and in the best interests of current Bank stockholders who will become stockholders of the Holding Company upon consummation of the Reorganization. The Boards of the Bank and the Holding Company unanimously adopted these proposed provisions. However, the Holding Company Board members do have an interest in adoption of the provisions pursuant to the Reorganization. Provisions providing for staggered Board terms and removal of directors only for cause serve to stabilize the composition of the Board and are similar to provisions currently governing the Bank.

         The protective provisions contained in the Holding Company's Articles and provided by the Virginia SCA are summarized in further detail in the sections immediately below. This summary is necessarily general and is not intended to be a complete description of all the features and consequences of those provisions, and is qualified in its entirety by reference to the Holding Company's Articles and the statutory provisions contained in the Virginia SCA.

Comparison in the Rights of Stockholders

         If the proposed Reorganization is consummated, the stockholders of the Bank will become stockholders of the Holding Company. Following the Reorganization, the rights of the Holding Company's stockholders will be governed by the Virginia SCA and the Holding Company's Articles of Incorporation and Bylaws. A copy of the Articles of Incorporation and Bylaws are attached as Exhibits B and C, respectively, to this Proxy Statement.

         Except as described below, stockholders of the Holding Company will have rights and privileges similar to those of stockholders of the Bank. This summary is qualified in its entirety by reference to the Articles of Incorporation and Bylaws of the Bank and the Holding Company and to the Virginia SCA.

         Capital Stock. The Articles of Incorporation of the Holding Company authorize the issuance of 5,000,000 shares of Holding Company Common Stock and 500,000 shares of Holding Company Preferred Stock without further stockholder approval. The Charter of the Bank also authorizes the issuance of 5,000,000 shares of common stock and 500,000 shares of preferred stock. Currently, the Bank has only common stock outstanding and, accordingly, only Holding Company Common Stock will be issued in the Reorganization.

         Voting Rights. The Bank's Charter and Bylaws provide for cumulative voting in election of directors. If the stockholders of a corporation, including a savings association, are entitled to cumulative voting, a stockholder may multiply the number of votes he has by the number of directors for whom he is entitled to vote and cast the product for a single candidate or distribute the product among two or more candidates. The effect of cumulative voting can be to allow a significant minority to propose and elect its candidate to a board of directors even if the holders of a majority of the shares do not vote in favor of the minority stockholder's candidate. Thus, cumulative voting can promote proportional representation of stockholders on a board of directors. The Articles of Incorporation of the Holding Company do not provide for cumulative voting rights in the election of directors. The elimination of cumulative voting allows holders of a majority of the outstanding shares of voting stock to elect the entire Board of Directors.

         The stockholders of the Bank have the right to vote on certain business combinations to which the Bank is a party or any proposed sale, lease, exchange or other disposition of all or substantially all of the property of the Bank not in the usual and regular course of business. After the Reorganization, the Holding Company could issue its stock in connection with the merger of another financial institution into the Bank and the stockholders of the Holding Company would have no right to vote on the transaction, subject to the requirement that the issuance of stock representing 20% or more of the outstanding shares must be approved by stockholders as a condition to the continued listing of the stock on the Nasdaq National Market.

         The authority to create and issue separate classes and series of preferred stock allows a corporation greater flexibility in structuring financings and acquisitions. While such issuances could, under certain circumstances, be considered to have the effect of making a change in control more difficult, any issuance of such stock would be subject to applicable law, including, without limitation, the duty of the Board of Directors of the Holding Company to exercise its good faith business judgment in the best interests of the Holding Company and its stockholders. Under the Articles of Incorporation of the Holding Company, the Board of Directors of the Holding Company would be authorized to issue a series of preferred stock with more than one vote, less than one vote, no vote or one vote per share.

         Payment of Dividends. The ability of the Bank to pay dividends on its capital stock is restricted by OTS regulations and by tax considerations related to savings institutions such as the Bank. Although the Holding Company is not subject to these restrictions as a Virginia corporation, such restrictions will indirectly affect the Holding Company in the same manner because dividends received from the Bank will be the Holding Company's primary source of funds for the payment of dividends to stockholders of the Holding Company at such time as the Board of Directors of the Holding Company elects to adopt a cash dividend policy. It is anticipated that the Holding Company will continue the Bank's current policy of retaining earnings to support the future growth and development of the Bank.

         The Holding Company's ability to pay dividends also will be limited by restrictions imposed by the Virginia SCA on Virginia corporations. In general, dividends paid by a Virginia corporation may be paid only if, after giving effect to the distribution, (i) the corporation is still able to pay its debts as they become due in the usual course of business, or (ii) the corporation's total assets are greater than or equal to the sum of its total liabilities plus (unless the corporation's articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights, upon the dissolution, of stockholders whose preferential rights are superior to those receiving the distribution. Following the Reorganization, the Holding Company's principal source of income is expected to consist of dividends from the Bank, and the Bank will continue to be subject to tax and regulatory restrictions on its ability to pay dividends.

         Following the planned conversion of the Bank from a federally chartered savings bank to a Virginia chartered commercial bank, the Bank will be subject to certain restrictions on the payment of dividends by the Virginia SCC. Prior approval from the Virginia SCC would be required if cash dividends declared in any given year exceed net income for that year plus net income for the prior two years less all dividends paid during the current year and two prior years. The payment of dividends by the Bank may also be limited by other factors, such as requirements to maintain capital above regulatory guidelines and prohibitions from engaging in an unsafe or unsound practice in conducting its business.

         Board of Directors. The Bank's Bylaws and the Articles of Incorporation of the Holding Company require the Board of Directors of the Bank and the Holding Company, respectively, to be divided into three classes as nearly equal in number as possible and that the members of each class be elected for a term of three years and until their successors are elected and qualified, with one class being elected annually.

         A classified Board of Directors makes it more difficult for stockholders, including those holding a majority of shares, to force an immediate change in the composition of a majority of the Board of Directors, even when the reason for a proposed removal is poor performance. Since the terms of only approximately one-third of the incumbent directors expire each year, it requires at least two annual elections for the stockholders to change a majority, whereas a majority of a non-classified board may be changed in one year.

         The Bylaws of Bank provide that the Board of Directors shall consist of eight members. There are currently eight directors of the Bank. The Articles of Incorporation of the Holding Company provide that, except as otherwise fixed by Articles of Amendment relating to the right of holders of any series of preferred stock to elect directors, the number of directors shall be fixed in the Bylaws of the Holding Company. The Bylaws of the Holding Company provide that the number of directors shall be not less than five (5) nor more than fifteen (15).

         Filling Vacancies on the Board. Under the Bank's Bylaws, vacancies occurring on its Board of Directors, including vacancies created by newly created directorships resulting from an increase in the number of directors, may be filled by the affirmative vote of a majority of the remaining directors, even if less than a quorum, until the next election of directors by stockholders.

         Under the Articles of Incorporation of the Holding Company, newly created directorships resulting from any increase in the number of directors and any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other cause, may be filled only by the affirmative vote of the majority of the remaining directors then in office, even if such number is less than a quorum of the Board of Directors. This provision enables incumbent directors to fill vacancies on the Board of Directors of the Holding Company to the exclusion of the Holding Company's stockholders, regardless of the reason for the vacancy.

         The provisions of the Articles of Incorporation of the Holding Company relating to the removal of directors and the filling of vacancies would preclude a holder of the majority of the voting stock from removing incumbent directors and simultaneously gaining control of the Board of Directors by filling the vacancies so created with its own nominees. Accordingly, except with the concurrence of a majority of the directors remaining in office, persons seeking majority representation on the Board of Directors of the Holding Company will be precluded from obtaining such representation either by enlarging the Board of Directors or by filling the newly created directorships with their own nominees. Since only approximately one-third of the Holding Company's directors are elected at any one annual meeting, any hostile bidder, in the context of a takeover attempt, would have to prevail at two consecutive annual meetings in connection with director elections in order to replace a majority of the directors of the Holding Company.

         Removal of Directors. OTS Regulations and the Bylaws of the Bank provide that directors may be removed from office, for cause, by the affirmative vote of stockholders holding the majority of the shares entitled to vote at an election of directors. OTS Regulations also provide, however, that if less than the entire Board of Directors is to be removed, no one director may be removed if the votes cast against the removal would be sufficient to elect a director of the class of directors of which the director is a part. The Articles of Incorporation of the Holding Company provide that any director or the entire Board of Directors may be removed for cause by the affirmative vote of the holders of at least two-thirds of the outstanding shares of capital stock entitled to vote generally in the election of directors at a meeting of the stockholders called for that purpose.

         Special Meetings of Stockholders. Under the Bylaws of the Bank, a special meeting of stockholders may be called by the President, the Chairman of the Board or a majority of the Board of Directors, and shall be called at the request of holders of 10% or more of the Bank's voting stock. The Bylaws of the Holding Company provide that special meetings of stockholders may be held whenever called by the President, Chairman of the Board of Directors or by the Board of Directors, itself, which means that the stockholders of the Holding Company do not have the right to call special meetings. This provision of the Bylaws of the Holding Company can be changed only by the same vote that is required to amend the Articles of Incorporation of the Holding Company. The inability of stockholders to call a special meeting could affect changes in control of the Holding Company by delaying the presentation to stockholders of proposals relating to, or facilitating, such a change in control until the annual meeting.

         Stockholder Nominations and Proposals. The Bank's Bylaws and OTS regulations generally provide that a stockholder must submit advance notice of nominations for election as director at an annual meeting of stockholders at least five days before the date of the meeting. A stockholder may bring up new business to be taken up at such a meeting only if he or she gives notice to the Bank at least five days before the date of any such meeting.

         Under the Holding Company's Bylaws, notice of a proposed nomination or a stockholder proposal meeting certain specified requirements must be received by the Holding Company not less than 60 nor more than 90 days prior to any meeting of stockholders called for the election of directors, provided in each case that if fewer than 70 days' notice of the meeting is given to stockholders, such written notice shall be received not later than the close of the tenth day following the day on which notice of the meeting was mailed to stockholders.

         The Bylaws of the Holding Company require that the stockholder's notice set forth as to each nominee (i) the name, age, business address and residence address of such nominee, (ii) the principal occupation or employment of such nominee, (iii) the class and number of shares of the Holding Company that are beneficially owned by such nominee, and (iv) any other information relating to such nominee that is required under federal securities laws to be disclosed in solicitations of proxies for the election of directors, or is otherwise required (including, without limitation, such nominees written consent to being named in a proxy statement as nominee and to serving as a director if elected). The Bylaws of the Holding Company further require that the stockholder's notice set forth as to the stockholder giving the notice (i) the name and address of such stockholder and (ii) the class and amount of such stockholder's beneficial ownership of Holding Company capital stock. If the information supplied by stockholder is deficient in any material aspect or if the foregoing procedure is not followed, the chairman of the annual meeting may determine that such stockholder's nomination should not be brought before the annual meeting and that such nominee shall not be eligible for election as a director of the Holding Company.

         The advance notice procedure of the Bylaws of the Holding Company affords the Board of Directors the opportunity to consider the qualifications of the proposed nominees and to inform stockholders about such qualifications. Although such procedure does not give the Board of Directors of the Holding Company any power to approve or disapprove of stockholder nominations for election of directors, it may have the effect of precluding surprise nominations and a contest for the election of directors if such procedure established by it is not followed. Furthermore, such procedure may discourage or deter a third party from conducting a solicitation of proxies to elect its own slate of directors.

         The procedures regarding stockholder proposals and nominations will provide the Board of Directors of the Holding Company with the information which will be necessary to evaluate a stockholder proposal or nomination and other relevant information, such as existing stockholder support, as well as the time necessary to consider and evaluate such information in advance of the applicable meeting. The proposed procedures, however, will give incumbent directors advance notice of a business proposal or nomination. This may make it easier for the incumbent directors to defeat a stockholder proposal or nomination, even when certain stockholders view such proposal or nomination as in the best interests of the Holding Company or its stockholders. The Holding Company's Articles of Incorporation and Bylaws do not prevent stockholders from making proposals under the SEC's rules and regulations.

         Stockholder Vote Required for Certain Actions. The Virginia SCA provides that, unless a corporation's articles of incorporation provide for a higher or lower vote, certain significant corporate actions must be approved by a vote of more than two-thirds of the votes entitled to be cast on the matter. These actions include amendments to its articles of incorporation, plans of reorganization or exchange, sales of substantially all its assets other than in the ordinary course of business or plans of dissolution ("Fundamental Actions"). Virginia law provides that a corporation's articles of incorporation may either increase the vote required to approve Fundamental Actions or may decrease the required vote to not less than a majority of the votes entitled to be cast.

         Article VII of the Holding Company's articles decreases the stockholder vote required to approve Fundamental Actions to 50% of the shares entitled to be cast, provided that two-thirds of the members of the Board of Directors then in office have approved and recommended the Fundamental Action. In the absence of such approval and recommendation by the Board, the vote required for approval of Fundamental Actions is increased to that of more than two-thirds of the shares entitled to vote on the matter. In comparison, the Bank's articles currently provide that a greater than two-thirds vote is required in all matters involving Fundamental Actions.

         The effect of this provision is to make stockholder approval of Fundamental Actions less difficult to obtain in the case of Fundamental Actions favored by the Board of Directors. A lower required stockholder vote will benefit the Holding Company in terms of cost savings related to the solicitation efforts necessary to obtain a more than two-thirds vote. If, however, the incumbent Board does not approve a Fundamental Action by at least a two-thirds vote, this provision will make approval of the Fundamental Action subject to the more than two-thirds affirmative vote requirement and therefore more difficult to obtain. For this reason, the provisions of Article VI have anti-takeover implications in that it makes a Fundamental Action not approved by the Board more difficult to adopt, even though the holders of a majority of the outstanding shares may support the Fundamental Action.

         Limitations on Liability. The Articles of Incorporation of the Holding Company provide that to the full extent that Virginia law permits the limitation or elimination of the liability of directors and officers, they will not be liable to the Holding Company or its stockholders for any money damages. At this time Virginia law does not permit any limitation of liability if a director engages in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

         These provisions are designed to ensure that the Holding Company will be able to attract and retain qualified directors and that such directors will be able to exercise their best business judgment in managing the Holding Company's affairs, subject to their continuing fiduciary duties to the Holding Company and its stockholders, in a manner which is not unreasonably impeded by exposure to the potentially high personal costs or other uncertainties of litigation. The provisions in the Holding Company's Articles of Incorporation relating to director liability are intended to reduce, in appropriate cases, the risk incident to serving as a director and to enable the Holding Company to elect and retain the persons most qualified to serve as directors. To date, the Bank has not experienced any difficulty in recruiting or retaining qualified individuals to serve as directors.

         Currently, federal law does not permit federally chartered savings associations such as the Bank to limit the personal liability of directors in the manner authorized by Virginia.

         Indemnification of Directors, Officers and Employees. To the fullest extent permitted by Virginia law, the Holding Company's Articles of Incorporation require it to indemnify any director or officer of the Holding Company who is made a party to any proceeding because he was or is a director or officer of the Holding Company against any liability, including reasonable expenses and legal fees, incurred in the proceeding.

         The Holding Company's Articles of Incorporation also provide that the Holding Company may, but is not obligated to, indemnify its other employees or agents. The Holding Company must indemnify any person who is or was serving at the written request of the Holding Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the full extent provided by Virginia law. The indemnification provisions also require the Holding Company to pay reasonable expenses incurred by a director or officer of the Holding Company in a proceeding in advance of the final disposition of any such proceeding, provided that the indemnified person undertakes to repay the Holding Company if it is ultimately determined that such person was not entitled to indemnification. At this time, Virginia law does not permit indemnification against willful misconduct or a knowing violation of the criminal law.

         The rights of indemnification provided in the Holding Company's Articles of Incorporation are not exclusive of any other rights which may be available under any insurance or other agreement, by vote of stockholders or disinterested directors or otherwise. In addition, the Articles of Incorporation authorize the Holding Company to maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Holding Company, whether or not the Holding Company would have the power to provide indemnification to such person. The rights of indemnification provided to directors of the Holding Company could reduce the likelihood of stockholder derivative actions and may discourage other third party claims against the directors, even if such actions otherwise would be beneficial to stockholders of the Holding Company.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Holding Company pursuant to the foregoing provisions, the Holding Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefor unenforceable.

         OTS regulations govern the power of the Bank to indemnify its directors, officers and employees. As a federal savings association, the Bank must indemnify any person against whom an action is brought because he or she was or is an officer, director or employee if there is a final judgment on the merits in his or her favor. In other cases, indemnification is permitted only if a majority of the disinterested directors determine that the person acted in good faith within the scope of his or her authority as he or she could reasonably have believed under the circumstances was in the best interests of the Bank. In no case may the Bank indemnify a director, officer or employee unless it gives at least 60 days notice to the OTS and, within such period, the OTS does not object.

         Virginia Anti-Takeover Statutes. Virginia has two anti-takeover statutes in force, the Affiliated Transaction Statute and the Control Share Acquisitions Statute.

         Affiliated Transactions. The Virginia SCA contains provisions governing "affiliated transactions" (including, among other various transactions, mergers, share exchanges, sales, leases, or other dispositions of material assets, issuances of securities, dissolutions, and similar transactions) with an "interested shareholder" (generally the beneficial owner of more than 10% of any class of the corporation's outstanding voting shares). During the three years following the date a shareholder becomes an interested shareholder, any affiliated transaction with the interested shareholder must be approved by both a majority of the "disinterested directors" (those directors who were directors before the interested shareholder became an interested shareholder or who were recommended for election by a majority of disinterested directors) and by the affirmative vote of the holders of two-thirds of the corporation's voting shares other than shares beneficially owned by the interested shareholder. The foregoing requirements do not apply to affiliated transactions if, among other things, a majority of the disinterested directors approve the interested shareholder's acquisition of voting shares making such a person an interested shareholder prior to such acquisition. Beginning three years after the shareholder becomes an interested shareholder, the corporation may engage in an affiliated transaction with the interested shareholder if (i) the transaction is approved by the holders of two-thirds of the corporation's voting shares, other than shares beneficially owned by the interested shareholder, (ii) the affiliated transaction has been approved by a majority of the disinterested directors, or (iii) subject to certain additional requirements, in the affiliated transaction the holders of each class or series of voting shares will receive consideration meeting specified fair price and other requirements designed to ensure that all shareholders receive fair and equivalent consideration, regardless of when they tendered their shares.

         Control Share Acquisitions. Under the Virginia SCA's control share acquisitions law, voting rights of shares of stock of a Virginia corporation acquired by an acquiring person at ownership levels of 20%, 33 1/3%, and 50% of the outstanding shares may, under certain circumstances, be denied unless conferred by a special shareholder vote of a majority of the outstanding shares entitled to vote for directors, other than shares held by the acquiring person and officers and directors of the corporation or, among other exceptions, such acquisition of shares is made pursuant to a merger agreement with the corporation or the corporation's articles of incorporation or by-laws permit the acquisition of such shares prior to the acquiring person's acquisition thereof. If authorized in the corporation's articles of incorporation or by-laws, the statute also permits the corporation to redeem the acquired shares at the average per share price paid for them if the voting rights are not approved or if the acquiring person does not file a "control share acquisition statement" with the corporation within sixty days of the last acquisition of such shares. If voting rights are approved for control shares comprising more than fifty percent of the corporation's outstanding stock, objecting shareholders may have the right to have their shares repurchased by the corporation for "fair value".

         The provisions of the Affiliated Transactions Statute and the Control Share Acquisition Statute are only applicable to public corporations that have more than 300 shareholders. Corporations may provide in their articles of incorporation or bylaws to opt-out of the Control Share Acquisition Statute, but the Holding Company has not done so.

Historical and Pro Forma Capitalization

         The table below sets forth the capitalization of the Bank as of June 30, 1997 and the pro forma capitalization of the Bank and Holding Company as adjusted to reflect the consummation of the Reorganization.


                                                                                                     Holding
                                                                               Bank                  Company
                                                                               ----                  -------
Prior to the Reorganization (1)
         Number of Shares of Capital Stock:
              Authorized:
                Common Stock........................................         5,000,000             5,000,000
                Preferred Stock.....................................           500,000               500,000
              Issued and Outstanding:
                Common Stock........................................         1,804,812                    10
                Preferred Stock.....................................                --                    --

         Stockholders' Equity:
              Common Stock..........................................      $    453,277                   $33
              Surplus...............................................           602,365                   967
              Undivided Profits.....................................         7,440,458                    --
              Unrealized Gains/Losses on AFS Securities*............            72,729                    --
                                                                             ------------    ---------------
         Total Equity Capital.......................................      $  8,568,827                $1,000

-----------------
*  Represents securities that are classified as available for sale.




                                                                                         Pro Forma
                                                                        ---------------------------------------------
                                                                                                Holding Company
                                                                                                    Combined
                                                                               Bank              with the Bank
                                                                               ----              -------------
After the Reorganization
         Number of Shares of Capital Stock:
              Authorized:
                Common Stock........................................          5,000,000      ----------------------
                                                                                                     5,000,000
                Preferred Stock.....................................            500,000               500,000
              Issued and Outstanding:
                Common Stock........................................          1,804,812             1,804,812
                Preferred Stock.....................................                 --                    --
                                                                            -----------           -----------
         Stockholders' Equity (2):
              Common Stock..........................................       $    453,277          $    453,277
              Surplus...............................................            602,365               602,365
              Undivided Profits.....................................          7,440,458             7,440,458
              Unrealized Gains/Losses on AFS Securities.............             72,729                72,729
                                                                            -----------           -----------
         Total Equity Capital.......................................       $  8,568,827          $  8,568,827

--------------------------

(1) In order to capitalize the Holding Company, the Bank will purchase 100 shares of Holding Company Common Stock at $10 per share. These shares will be canceled upon consummation of the Reorganization.

(2) At the Effective Date, each of the issued and outstanding shares of Bank Common Stock will be converted into and become one share of Holding Company Common Stock, par value $0.33, and the stockholders of the Bank will thereupon become stockholders of the Holding Company. The Holding Company will then own all the outstanding shares of Bank Common Stock.

Regulation and Supervision

         The Bank currently is subject to regulation and examination by the OTS, and it will continue to be subject to such regulation and examination after the Reorganization. In addition, the Holding Company will be subject to regulation by the OTS. Following the planned conversion of the Bank to a commercial bank charter, it will be subject to regulation and examination of the Virginia SCC and the Federal Reserve. The Holding Company will then become subject to the regulation and examination of the Federal Reserve under the Bank Holding Company Act of 1956, as amended (the "BHCA"). The Holding Company also will be under the jurisdiction of the SEC and certain state securities commissions with respect to matters relating to the offer and sale of its securities and certain annual and periodic securities reporting requirements. See "Regulation and Supervision" for additional information.

                              THE HOLDING COMPANY

General

         The Holding Company was incorporated under the laws of Virginia on September 8, 1997 at the direction of the Board of Directors of the Bank for the purpose of acquiring all of the outstanding shares of the Bank Common Stock. It has filed an application with the OTS for prior approval to become a savings bank holding company. The Holding Company has not yet engaged in business activity, and there are no current plans to engage in any activities other than acting as a holding company for the Common Stock of the Bank.

         The Holding Company owns no properties and therefore, as necessary, will use the Bank's existing premises, facilities and personnel. The Holding Company's needs in this regard are expected to be minimal, and the Holding Company will reimburse the Bank for such expenses. The Holding Company's offices will be located in the Bank's offices at 25253 Lankford Highway, Onley, Virginia. The Holding Company does not, therefore, contemplate any substantial expenditures for equipment, office space, or additional personnel prior to consummation of the Reorganization or for the foreseeable future.

         The Holding Company is not a party to any pending legal proceedings before any court, administrative agency or other tribunal. Further, the Holding Company is not aware of any material litigation which is threatened against it or the Bank in any court, administrative agency, or other tribunal.

Management and Operations After the Reorganization

         On the Effective Date, the Holding Company will become the parent holding company for the Bank.

         The Board of Directors of the Holding Company will be comprised of the same individuals who serve as directors of the Bank, with the exception of Mr.

Richard F. Hall, Jr. Mr. Richard F. Hall, III, a nominee for director of the Bank will, if elected at the Annual Meeting, take a seat on the Board of Directors of the Bank and will also serve as a director of the Holding Company. See "Management of the Bank -- Directors" for a description of the initial directors' principal occupations for the past five years, their ages, the years in which they were first elected to the Board of Directors of the Bank and the number of shares of Bank Common Stock beneficially held by each of them.

         Approval of the Reorganization by the stockholders of the Bank at the Annual Meeting will be deemed to constitute the election of the eight designees as directors of the Holding Company at the Effective Date. The Holding Company Board is divided into three classes, and directors are elected to serve staggered three-year terms. The classes into which the directors will be divided are as follows:

      Class I                Class II                  Class III
      -------                --------                  ---------

   Terrell E. Boothe       Henry P. Custis, Jr.      Richard F. Hall, III
   D. Page Elmore          Lloyd J. Kellam           Scott C. Harvard
   A. Jackson Mason        L. Dixon Leatherbury

         The directors in Class I will serve until the 1998 Annual Meeting of Stockholders of the Holding Company, and the Class II and Class III directors will serve until the 1999 and 2000 Annual Meetings, respectively.

         The Board of Directors, officers and employees of the Bank will not change as a result of the Reorganization.

         Following the Reorganization, the Bank will keep its existing name and office locations and will continue to carry on its banking businesses in the same manner as before the Reorganization, except that the Bank plans to convert from a federally chartered stock savings bank to a Virginia chartered commercial bank.

         Mr. Henry P. Custis, Jr. will serve as Chairman of the Board of the Holding Company, Mr. Scott C. Harvard will serve as President and Chief Executive Officer, and Mr. Steven M. Belote will serve as Vice President and Chief Financial Officer and Secretary/Treasurer. See "Management of the Bank" for further information about these individuals and the other officers of the Bank.

Description of Capital Stock

         Stockholders of Holding Company will be entitled to one vote per share on all matters submitted to stockholders. Stockholders will not possess cumulative voting rights with respect to the election of directors nor preemptive rights for the purchase of additional shares. Holding Company stockholders will be entitled to receive such dividends as may be declared by the Board of Directors and, in the event of liquidation or dissolution, to receive the net assets of the Holding Company in proportion to their respective holdings.

         The Holding Company will be authorized to issue 5,000,000 shares of common stock, par value $0.33 per share. The shares of Holding Company common stock issued upon the consummation of the Reorganization will be fully paid and non-assessable when issued.

         Additionally, the Holding Company will be authorized to issue 500,000 shares of preferred stock, par value $1.00 per share. The Board of Directors is authorized pursuant to the Articles of Incorporation of the Holding Company (see Exhibit B attached hereto) to assign preferences, rights and limitations to the shares of preferred stock when they are issued. This authority gives the Board of Directors of the Holding Company flexibility in the structuring and financing of acquisitions and other financial activities. The Holding Company will also be able to use the preferred stock to help deter hostile takeover attempts by assigning certain rights and preferences to the preferred stock that will make it more difficult for a third party to gain control of the Holding Company.

         There are currently no plans nor do the Boards of Directors of the Holding Company or Bank anticipate any need in the foreseeable future to issue shares of preferred stock of the Holding Company following the Reorganization.

         See "Certain Effects of the Reorganization - Comparison of the Rights of Stockholders" for a discussion of the similarities and differences between the rights and privileges of the stockholders of the Holding Company and the Bank.

                                   SHORE BANK

Business

         Shore Bank is a federally chartered savings bank which began business in 1961 and is headquartered on the Eastern Shore in Onley, Virginia. The Bank operates five banking offices on the Eastern Shore of Virginia and Maryland, including the counties of Accomack and Northampton in Virginia and the Salisbury/Wicomico County area in Maryland. The Bank plans to open its sixth office and second in the Salisbury/Wicomico County area in the fourth quarter of 1997. At June 30, 1997, the Bank had assets of $104.6 million, deposits of $94.6 million and stockholders' equity of $8.6 million.

         The Bank offers a wide variety of community oriented banking services, including individual and commercial checking accounts, savings and time deposits, residential mortgages, commercial and consumer loans, credit card services and safe deposit boxes. Although residential first mortgage loans continue to represent the bulk of the Bank's loan portfolio, in recent years the Bank has focused on diversifying its loan portfolio by building its commercial and consumer loan portfolios. While residential first mortgage loans represented 65.1% of the loan portfolio at June 30, 1997, down from 80.3% at 1994 year-end, commercial loans have grown during this same period from 1.7% of the portfolio at 1994 year-end to 6.9% at June 30, 1997. Consumer loans, including home equity lines of credit, have also increased during this period from 8.7% to 11.9% of total loans.

         The Bank is a member of the Federal Home Loan Bank of Atlanta and its deposits are insured by the Savings Association Insurance Fund (the "SAIF") of the FDIC. The OTS serves as the primary regulator for the Bank.

Market Area

         The Bank's Main Office and three additional banking offices are located in Northampton and Accomack Counties, which comprise the Virginia portion of the Eastern Shore. Poultry and seafood processing are major industries in the area, with Perdue Farms, Inc. and Tyson Foods, Inc. being the area's two largest employers. Agriculture and tourism are also integral parts of the area's economy.

         In 1995, the Bank expanded into the Salisbury/Wicomico County area of Maryland, which is approximately 60 miles north of the Bank's Main Office in Onley, Virginia. The Salisbury/Wicomico County area, the Bank's newest market, is the major economic hub of the Delmarva Peninsula and is centrally located as a crossroads among Washington, D.C., Norfolk, Virginia, Ocean City and Baltimore, Maryland and Dover, Delaware. Approximately 215,000 people live within a 20-mile radius of the City of Salisbury. The area has a diversified economy and leading employers in the area include Perdue Farms, Inc. (poultry processing), Dresser Industries (electronic controls), Bayliner Marine (yachts), and Eaton Corp. (circuit breakers).

Competition

         The Bank faces strong competition both in originating loans and in attracting deposits. Competition in originating loans comes primarily from commercial and savings banks, credit unions, mortgage lenders and to a lesser extent consumer finance companies and credit unions. The Bank competes for loans principally on the basis of the interest rates and loan fees it charges, the types of loans it originates and the quality of services it provides to borrowers.

         The Bank faces substantial competition in attracting deposits from other banks, money market and mutual funds, credit unions and other investment vehicles. The ability of the Bank to attract and retain deposits depends on its ability to provide an investment opportunity that satisfies the requirements of investors as to rate of return, liquidity, risk and other factors. The Bank competes for these deposits by offering a variety of deposit accounts at competitive rates, convenient business hours, and being the largest of only two locally-owned independent banks on the Eastern Shore of Virginia. The Bank increased its deposits by 9.8% and 18.8% for the years ended June 30, 1997 and 1996, respectively. This deposit growth is a reflection of aggressive pricing, increased marketing and competitive products and services.

         In its market area, the Bank competes with nine regional commercial banks with multiple offices on the Eastern Shore. These and certain other non-bank competitors have much greater financial resources, diversified markets, and branch networks than the Bank and are able to offer similar services at varying costs with higher lending limits. With nationwide banking, the Bank also faces the prospect of additional competitors entering its market area.

Executive Officers

         The following table sets forth certain information with respect to the executive officers of the Bank. The executive officers are elected annually by the Board of Directors. There are no arrangements or understandings between the Bank and such officers pursuant to which such officers were elected executive officers of the Bank. No executive officer named below is related to any other director or executive officer.



                Name               Age(1)                 Position(s)
                ----               ------                 -----------
         Scott C. Harvard            42         President and Chief Executive Officer
         William T. Hill             62         President - Maryland Division
         J. Anderson Duer, Jr.       50         Chief Lending Officer
         Steven M. Belote            31         Vice President and Chief Financial Officer
         Brenda P. Wallace           40         Vice President and Chief Operating Officer

-------------------
(1)      As of September 1, 1997.

         Set forth below is information with respect to the principal occupations of the above executive officers during the last five years.

         Scott C. Harvard. Mr. Harvard is President and Chief Executive Officer of the Bank and has held such positions since 1985. Mr. Harvard has also served as a director of the Bank since 1985.

         William T. Hill. Mr. Hill serves as President of the Bank's Maryland Division. From 1993 to 1996, Mr. Hill was Chief Lending Officer of the Bank. Prior to joining the Bank, Mr. Hill was Senior Vice President with Second National Bank, FSB, Salisbury, Maryland, and had been employed at such institution from 1984 to 1993.

         J. Anderson Duer, Jr. Since 1996, Mr. Duer has had primary responsibility of the Bank's commercial and consumer lending operations as the Bank's Chief Lending Officer. Prior thereto, Mr. Duer was Assistant
Vice President and Branch Manager at Crestar Bank, Nassawadox, Virginia. Mr. Duer was employed by Crestar from 1973 to 1996.

         Steven M. Belote. Mr. Belote is Vice President and Chief Financial Officer of the Bank, holding such positions since 1995. Prior to joining the Bank, Mr. Belote was an accountant with BDO Seidman LLP, an accounting firm in Washington, D.C. from 1988 to 1995. Mr. Belote is a certified public accountant.

         Brenda P. Wallace. Ms. Wallace is Vice President and Chief Operating Officer of the Bank. Ms. Wallace became Vice President in 1987 and Chief Operating Officer in 1996. Ms. Wallace has been employed at the Bank since 1977.

Properties

         The Main Office of the Bank is located at 25253 Lankford Highway, Onley, Virginia, a two story colonial brick building built in 1988. The Bank owns the building free of any encumbrances, but leases the land under an agreement expiring in 2000, with four five-year renewals. The Bank operates four other banking offices (three in Virginia and one in Salisbury, Maryland), all of which are owned free of any encumbrances.

Employees

         At June 30, 1997, the Bank had 33 full-time and 16 part-time employees. The Bank considers relations with its employees to be good.

Legal Proceedings

         In the ordinary course of its operations, the Bank is a party to various legal proceedings. Based upon information currently available, management believes that such legal proceedings, in the aggregate, will not have a material adverse effect on the business, financial condition, or results of operations of the Bank.

Description of Capital Stock

         The capital stock of the Bank consists of its Common Stock, par value $0.33 per share, of which 5,000,000 shares are authorized and 1,804,812 shares were issued and outstanding as of the Record Date and its preferred stock, par value $5.00. No shares of preferred stock are outstanding and there are no current plans to issue any shares of preferred stock.

         The holders of Bank Common Stock are entitled to dividends, out of funds legally available therefor, when and as declared by the Board of Directors. Holders of Bank Common Stock are entitled to one vote for each share held. Stockholders possess cumulative voting rights in the election of directors.

         The outstanding shares of Bank Common Stock are fully paid and non-assessable.

         The Bank acts as its own transfer agent for its common stock.

         The Bank furnishes its stockholders with annual reports which contain audited consolidated financial statements for the Bank and summary financial information for the prior five-year period. See "Certain Effects of the Reorganization -- Comparison of the Rights of Stockholders" for a discussion of the similarities and differences between the rights and privileges of the stockholders of the Holding Company and stockholders of the Bank.

                     ELECTION OF DIRECTORS -- PROPOSAL TWO

Directors

         The Bank's Board consists of eight directors divided into three classes who serve staggered three year terms. The two persons named immediately below have been nominated for election to serve as directors for a three year term. Mr. Scott C. Harvard, President and Chief Executive Officer of the Bank, has served as a director of the Bank since 1985. Mr. Richard F. Hall, Jr., who currently serves as Chairman of the Bank, is not eligible for re-election pursuant to the age limitation (70) specified in the Bank's Bylaws. Mr. Richard
F. Hall, III has been nominated for the open director position. The persons named in the proxy will vote for the election of the nominees named below unless authority is withheld. If for any reason any of the persons named as nominees below should become unavailable to serve, an event which management does not anticipate, proxies will be voted for the remaining nominees and such other person or persons as the Board of Directors may designate.

         If the Reorganization is approved by the stockholders, the Holding Company, as the sole stockholder of the Bank following the Reorganization, will elect Directors of the Bank at the Bank's annual meeting. However, current stockholders of the Bank, all of whom will become stockholders of the Holding Company if the Reorganization is approved and consummated, will be entitled to vote in the election of the directors of the Holding Company.

         The Board of Directors recommends that stockholders vote for the two nominees set forth below.

                                          Served as
         Name (Age)                    Director Since                Positions Held With the Bank
         ----------                    --------------                ----------------------------
1997 Class (Nominees for Election):

Richard F. Hall, III (44)                      --           Nominated to serve as a director.

Scott C. Harvard (42)                         1985          Director, President and Chief Executive Officer

Other Directors Not Standing for Re-election at this Time:

1998 Class (Directors Serving Until the 1998 Annual Meeting):

Terrell E. Boothe (53)                        1985          Director

D. Page Elmore (57)                           1995          Director

A. Jackson Mason (63)                         1968          Director

1999 Class (Directors Serving Until the 1999 Annual Meeting):

Henry P. Custis, Jr. (51)                     1987          Director

Lloyd J. Kellam, III (42)                     1992          Director

L. Dixon Leatherbury (47)                     1981          Director

         Set forth below is information with respect to the principal occupations of the directors and nominees for director of the Bank during the last five years.

         Richard F. Hall, III. Mr. Hall is the sole owner of Lobjolly Farms, a grain and vegetable farming business located on the Eastern Shore of Virginia. Mr. Hall purchased Lobjolly Farms in 1977. Since 1992, Mr. Hall has been the sole owner of Seaside Produce, a produce packaging and brokerage business located in Accomac, Virginia.

         Scott C. Harvard. Mr. Harvard is President and Chief Executive Officer of the Bank and has held such positions since 1985. Mr. Harvard also serves on the board of directors of Old Dominion Trust Co., a Virginia corporation providing trust services located in Norfolk, Virginia.

         Terrell  E.  Boothe.  Mr.  Boothe has  served as  President  of Terrell
E. Boothe, Inc., a Nationwide Insurance agency located in Chincoteague, Virginia since 1968. Mr. Boothe is also a licensed real estate broker in the Commonwealth of Virginia.

         D. Page Elmore. Mr. Elmore has served as President and Chief Operating Officer of Shore Disposal, Inc., a waste management corporation located in Painter, Virginia since 1971. Mr. Elmore has also served as President and Chief Operating Officer of James H. Hartman & Sons, Inc., a trucking company, located in Pocomoke, Maryland since 1974.

         A. Jackson Mason. Mr. Mason is President of Mason-Davis Co., Inc., a diversified real estate services corporation based in Accomac, Virginia, and has held such position since 1962. Mr. Mason has been involved in the real estate services business since 1967.

         Henry P. Custis, Jr. Mr. Custis is a partner in Custis, Lewis & Dix, a law firm located in Accomac, Virginia. Mr. Custis has been in the general practice of law since 1970.

         Dr. Lloyd J. Kellam, III. Dr. Kellam has been a practicing physician at Eastern Shore Physicians and Surgeons in Nasssawadox, Virginia since 1987.

         L. Dixon Leatherbury. Mr. Leatherbury is President and General Manager of Leatherbury Equipment Co., a farm equipment company located in Cheriton, Virginia, and has been associated with such company since 1977. Mr. Leatherbury is also President of Wakefield Equipment Co., a farm equipment company in Wakefield, Virginia, and has served in such capacity since 1996.

         In accordance with Article II, Section 14 of the Bylaws, stockholders intending to nominate director candidates at a stockholder meeting must deliver notice within specified timeframes and must follow a specific procedure. A stockholder desiring information on timeframes and procedures should request the information from the Secretary of the Bank.

Board Meetings and Committees

         Regular meetings of the Board of Directors of the Bank are held on at least a monthly basis and special meetings of the Board of Directors are held from time-to-time as needed. There were 12 meetings of the Board of Directors held during the year ended June 30, 1997. No director attended fewer than 75% of the total number of meetings of the Board of Directors of the Bank during fiscal 1997 and the total number of meetings held by all committees of the Board on which the director served during such year.

         The Board of Directors of the Bank has established various committees, including Loan, Investment, Audit/Expense Committees, and Compensation.

         Loan Committee. The Loan Committee considers new loan applications which are in excess of individual officer limits and monitors (with management) the Bank's loan portfolio. The Loan Committee consists of the President and one additional director, with the directors rotating their service on this committee on a monthly basis. The Loan Committee met weekly in fiscal 1997.

         Investment Committee. The Investment Committee sets guidelines for the Bank's investment policies and reviews and decides all investment decisions of the Bank in excess of $1.0 million. The Investment Committee, which is comprised of Messrs. Hall, Harvard, Belote and Mason, met twice during fiscal 1997.

         Audit/Expense Committee. The Audit/Expense Committee is responsible for receiving audit and examination reports of the internal accounting staff of the Bank, the independent public accountants and the banking examiners. The Audit/Expense Committee met twice in fiscal 1997. The present members of the Audit/Expense Committee are Messrs. Hall, Harvard, Custis and Boothe.

         Compensation Committee. The Compensation Committee reviews senior management's performance and compensation, and also reviews and sets guidelines for compensation of all employees. The Compensation Committee, which is comprised of Messrs. Hall, Harvard, Custis and Boothe, met twice during fiscal 1997.

Director Compensation

         During the year ended June 30, 1997, each member of the Board of Directors of the Bank was paid a monthly fee of $400 regardless of whether he attended meetings of the Board, except for Richard F. Hall, Jr. who received a monthly fee of $800 as Chairman of the Board, and Mr. Harvard, who was not compensated for his service as director. Each director is paid $50 per each committee meeting attended, except for Mr. Harvard. Beginning October
1997, each member of the Board of Directors of the Bank will receive a monthly fee of $500 regardless of whether he attends meetings of the Board, except for Mr. Henry P. Custis, Jr. who will receive a monthly fee of $1,000 as Chairman of the Board, and Mr. Harvard, who will not be compensated for his service as director. Each director will be paid $100 per each committee meeting he attends in fiscal 1998, except for Mr. Harvard.

Compliance with Section 16(a) of the Securities Exchange Act of 1934

         Pursuant to OTS regulations and Section 16(a) of the Exchange Act, directors and executive officers of the Bank are required to file reports with the OTS indicating their holdings of and transactions in Bank Common Stock. To the Bank's knowledge, based solely on a review of the copies of such reports furnished to the Bank and written representations that no other reports were required, insiders of the Bank have complied with all filing requirements since the Bank became subject to the reporting requirements of the Exchange Act.

                         OWNERSHIP OF BANK COMMON STOCK

         The following table sets forth, as of September 10, 1997, certain information as to the shares of Bank Common Stock beneficially owned by each director and nominee of the Bank and by all directors, nominees and executive officers of the Bank as a group. Other than Messrs. Richard F. Hall, Jr., and Henry P. Custis, Jr., who are directors of the Bank and whose beneficial ownership is set forth in the table below, no stockholder of the Bank owns more than 5% of the outstanding shares of Bank Common Stock.



                                                                Amount and Nature
                                                                  of Beneficial          Percent
                                                                  Ownership (1)         of Class
                                                                  -------------         --------
            Terrell E. Boothe.............................            15,600                  *
            Henry P. Custis, Jr...........................           127,809  (2)           7.1%
            D. Page Elmore................................             1,877                  *
            Richard F. Hall, Jr...........................           165,000  (2)           9.1
            Richard F. Hall, III                                      55,258  (2)           3.1
            Scott C. Harvard..............................            58,575  (2)(3)        3.3
            Dr. Lloyd J. Kellam, III......................             4,587  (2)             *
            L. Dixon Leatherbury..........................            32,950                1.8
            A. Jackson Mason..............................            48,000  (2)           2.7

            All directors and  executive officers
               as a group (13 persons)....................           514,838  (3)          28.5%

-----------------
*    Represents less than 1% of the Bank's Common Stock.

(1) For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which, in general, a person is deemed to be the beneficial owner of a security if he has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he has the right to acquire beneficial ownership of the security within sixty days.

(2) Includes shares held by affiliated corporations, close relatives and children, and shares held jointly with spouses or as custodians or trustees, as follows: Richard F. Hall, Jr., 60,000 shares, Mr. Mason, 4,500 shares, Mr. Custis, 2,262 shares, Dr. Kellam, 64 shares, Richard F. Hall, III., 25,767 shares, and Mr. Harvard, 4,690 shares.

(3) Includes 30,000 shares that may be acquired by Mr. Harvard pursuant to currently exercisable options granted under the Bank's Stock Option Plan.

                             EXECUTIVE COMPENSATION

         The following table provides a summary of certain information concerning the compensation paid by the Bank to the President and Chief Executive Officer of the Bank for services rendered in all capacities during the year ended June 30, 1997. No other executive officer of the Bank had total compensation during the fiscal year which exceeded $100,000.

                           Summary Compensation Table


                                                                              Long-term
                                                                            Compensation
                                                                             Securities
         Name and                          Annual Compensation(1)            Underlying             All Other
    Principal Position        Year         Salary           Bonus            Options(2)          Compensation(3)
    ------------------        ----         ------           -----            ----------          ---------------
Scott C. Harvard              1997        $100,000         $20,000             2,535               $11,500
   President and Chief        1996          92,500          10,000            12,000                10,600
   Executive Officer          1995          90,000           5,000            12,000                    --


---------------------------

(1) Does not include certain perquisites and other personal benefits, the amounts of which are not shown because the aggregate amount of such compensation during the year did not exceed the lesser of $50,000 or 10% of total salary and bonus reported for such executive officer.

(2) Consists of awards granted pursuant to the Bank's 1992 Stock Option Plan during the years indicated, as adjusted for the three-for-one stock split effected on June 10, 1997, and the two-for-one stock split effected in the form of a stock dividend on October 15, 1996. This plan does not permit grants of restricted stock, and it is the only stock-based long term compensation plan currently in effect.

(3) Represents contribution to the Bank's 401(k) profit sharing plan for the named executive officer.

         The following table sets forth certain information concerning stock options granted pursuant to the Bank's 1992 Stock Option Plan to the President and Chief Executive Officer of the Bank during the year ended June 30, 1997.

                                       Option Grants in Last Fiscal Year

                                      Percent of
                        Number of        Total
                          Shares        Options
                        Underlying    Granted to    Exercise
                         Options       Employees    Price per   Expiration
         Name            Granted        in 1997     Share(1)      Date(2)
         ----            -------        -------     --------      -------

   Scott C. Harvard      2,535           15.1%        $4.73           n/a

(1) The exercise price is based on the book value of a share of Common Stock at October 31, 1996, as adjusted for the three-for-one stock split effected on June 10, 1997, and the two-for-one stock split effected in the form of a stock dividend on October 15, 1996.
(2) In November 1996, Mr. Harvard exercised all stock options granted to him in fiscal 1997.

         The following table sets forth certain information with respect to the stock options exercised during the fiscal year ended June 30, 1997, and the number and value of unexercised options at year-end for the President and Chief Executive Officer of the Bank. Mr. Harvard exercised stock options for 2,535 shares of Bank Common Stock in fiscal 1997.

         Aggregate Option Exercises in Last Fiscal Year and Year-End Option
                                     Values



                                                 Number of Shares            Value of Unexercised
                     Shares                   Underlying Unexercised         In-the-Money Options
                  Acquired on     Value     Options at Fiscal Year End        at Fiscal Year End(1)
    Name           Exercise      Realized   Exercisable   Unexercisable    Exercisable  Unexercisable
    ----           --------      --------   -----------   -------------    -----------  -------------
Scott C. Harvard     2,535       $1,799       30,000            -            $49,920      $-

------------------------
(1) Calculated by subtracting the exercise price from the per share book value of Common Stock of $6.74 at June 30, 1997.

Employment Agreement

         On December 1, 1992, the Bank and Mr. Harvard entered into a employment agreement regarding Mr. Harvard's services to the Bank (the "Agreement"). The Agreement was initially in effect for a three-year period which expired in 1995. The Bank has extended such agreement for one-year periods since such expiration under terms substantially the same as those set forth in the Agreement. The Agreement provides for an annual base salary to be paid to Mr. Harvard, which the Board may increase upon its renewal thereof. Pursuant to the Agreement, the Bank may terminate Mr. Harvard's employment at any time, but any termination by the Bank other than "termination for cause" as such term is defined in the Agreement, will not effect Mr. Harvard's right to receive compensation and other benefits pursuant to the terms of the Agreement. If Mr. Harvard was terminated for cause during the term of Agreement, he would have no right to receive compensation or other benefits for any period after such termination. In the event that Mr. Harvard is terminated without cause, he shall receive his salary and certain benefits for a period of twelve months from the date of such termination. The definition of "termination without cause" includes termination of employment following the sale, liquidation or cessation of the business of the Bank. Mr. Harvard's base salary for 1997 was $100,000 and for fiscal 1998 is $110,000.

Benefits

         401(k) Profit Sharing Plan. The Bank maintains a 401(k) profit sharing plan (the "401(k) Plan"). The 401(k) Plan is designed to promote the future economic welfare of the employees of the Bank and to encourage employee savings. Employee deferrals of salary and employer contributions made under the 401(k) Plan, together with the income thereon, are accumulated in individual accounts maintained in trust on behalf of the employee participants, and is made available to the employee participants upon retirement and under certain other circumstances as provided in the Plan. Since employee deferrals of salary and employer contributions made under the 401(k) Plan are made on a tax deferred basis, employee participants are able to enjoy significant income tax savings by participating in the 401(k) Plan.

         An employee of the Bank becomes eligible to participate in the 401(k) Plan on the entry date (January 1 or July 1) nearest the date he or she completes a year of service (provided he or she is at least age 21). A year of service is a 12 consecutive month period in which the employee works at least 1,000 hours for the Bank. Participants may elect to defer amounts between 2-10% of their annual compensation to the 401(k) Plan, subject to certain limits imposed by law. The Bank makes matching contributions equal to 100% of the first 3% of compensation deferred, 50% of the next 3%, and may make additional discretionary matching contributions. The Bank may also make discretionary profit sharing contributions, allocated to eligible employees on the basis of relative compensation, or "qualified non-elective contributions" allocated on the basis of relative compensation but only to eligible non-highly compensated employees. During fiscal 1997, the Bank contributed $63,900 to the 401(k) Plan, $11,500 of which was for the benefit of Mr. Harvard.

         Stock Option Plan. On December 21, 1992, the Board of Directors adopted the Shore Savings Bank, F.S.B. 1992 Stock Option Plan (the "Stock Option Plan"). The Stock Option Plan is designed to attract and retain qualified personnel in key positions, provide employees with a proprietary interest in the Bank as an incentive to contribute to the success of the Bank and reward employees for outstanding performance and the attainment of targeted goals. The Stock Option Plan provides for the grant of incentive stock options intended to comply with the requirements of Section 422 of the Code ("incentive stock options") and non-qualified stock options.

         The Stock Option Plan is administered and interpreted by a committee of the Board of Directors ("Committee") which is "disinterested" pursuant to applicable regulations under the Federal securities laws. Unless sooner terminated, the Stock Option Plan is in effect for a period of ten years from the date of adoption by the Board of Directors.

         Under the Stock Option Plan, the Committee determines which employees will be granted options, whether such options will be incentive or non-qualified options, the number of shares subject to each option, whether such options may be exercised by delivering other shares of Common Stock and when such options become exercisable. In general, the per share exercise price of an incentive stock option shall be at least equal to the fair market value of a share of Common Stock on the date the option is granted. The per share exercise price of a non-qualified stock option shall be not less than 50% of the fair market value of a share of Common Stock on the date the option is granted.

         Stock options shall become vested and exercisable in the manner specified by the Committee. In general, each stock option or portion thereof shall be exercisable at any time on or after it vests and is exercisable until ten years after its date of grant. Stock options are nontransferable except by will or the laws of descent and distribution.

         Under current provisions of the Code, the federal income tax treatment of incentive stock options and non-qualified stock options is different. As regards incentive stock options, an optionee who meets certain holding period requirements will not recognize income at the time the option is granted or at the time the options is exercised, and a Federal income tax deduction generally will not be available to the Bank at any time as a result of such grant or exercise. With respect to non-qualified stock options, the difference between the fair market value of the shares subject to the option on the date of exercise and the option exercise price generally will be treated as compensation income upon exercise, and the Bank will be entitled to a deduction in the amount of income so recognized by the optionee.

Transactions with Management

         Certain directors and executive officers, members of their immediate families and corporations, partnerships and other entities with which such persons are associated, are customers of the Bank. In the ordinary course of business, the Bank makes loans available to such parties which are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other borrowers, except that the Bank reduces the interest rate by one percentage point on primary residential mortgage loans made to full-time employees (at June 30, 1997, Mr. Harvard, Mr. Belote and Ms. Wallace had $169,124, $85,043, and $113,870, respectively, of such mortgage loans). It is the belief of management that these loans neither involve more than the normal risk of collectibility nor present other unfavorable features. At June 30, 1997, the Bank had 16 loans outstanding to directors and executive officers of the Bank, members of their immediate families or affiliated companies in which they are principals. These loans totaled approximately $822,000, or approximately 9.6% of the Bank's total net worth at June 30, 1997. Additionally, at June 30, 1997 the Bank had approximately $819,000 in loans outstanding to other employees of the Bank and members of their immediate families.

         The law firm of Custis, Lewis & Dix serves as general counsel to the Bank. Henry P. Custis, Jr., a director of the Bank, is a partner in Custis, Lewis & Dix.

                           REGULATION AND SUPERVISION

         Set forth below is a brief description of certain laws and regulations which relate to the regulation of the Holding Company and the Bank in a post-Reorganization regulatory environment. The discussion addresses certain laws pertaining to thrift holding companies and their savings institution subsidiaries, and bank holding companies and their subsidiary banks. The description of these laws and regulations, as well as descriptions of laws and regulations contained elsewhere herein, does not purport to be complete and is qualified in its entirety by reference to applicable laws and regulations.

         Upon consummation of the Reorganization, SB Bankshares Corporation will be a unitary savings and loan holding company subject to the provisions of the HOLA and the regulations of the OTS. The Bank will continue to be a federally chartered savings institution subject to the same regulations and OTS oversight and supervision. Following the planned conversion of the Bank from a federally chartered savings bank to a Virginia chartered commercial bank, the Bank will be subject to regulation and examination by the Virginia SCC and the Federal Reserve. The Holding Company will then become subject to regulation by the Federal Reserve under the BHCA.

Thrift Holding Companies

General

         The Holding Company, as a savings and loan holding company within the meaning of the HOLA, will be subject to OTS regulations, examinations, supervision and reporting requirements. As a subsidiary of a savings and loan holding company, the Bank will be subject to certain restrictions in its dealings with the Holding Company and affiliates thereof.

Activities Restrictions

         There are generally no restrictions on the activities of a savings and loan holding company which holds only one subsidiary savings association. However, if the Director of the OTS determines that there is reasonable cause to believe that the continuation by a savings and loan holding company of an activity constitutes a serious risk to the financial safety, soundness or stability of its subsidiary savings association, the Director may impose such restrictions as deemed necessary to address such risk, including limiting (i) payment of dividends by the savings association; (ii) transactions between the savings association and its affiliates; and (iii) any activities of the savings association that might create a serious risk that the liabilities of the holding company and its affiliates may be imposed on the savings association. Notwithstanding the above rules as to permissible business activities of unitary savings and loan holding companies, if the savings association subsidiary of such a holding company fails to meet a qualified thrift lender ("QTL") test, then such unitary holding company also shall become subject to the activities restrictions applicable to multiple savings and loan holding companies and, unless the savings association requalifies as a QTL within one year thereafter, shall register as, and become subject to the restrictions applicable to, a bank holding company.

         If the Holding Company were to acquire control of another savings association, other than through merger or other business combination with the Bank, the Holding Company would thereupon become a multiple savings and loan holding company. Except where such acquisition is pursuant to the authority to approve emergency thrift acquisitions and where each subsidiary savings association meets the QTL test, as set forth below, the activities of the Holding Company and any of its subsidiaries (other than the Bank or other subsidiary savings associations) would thereafter be subject to further restrictions. Among other things, no multiple savings and loan holding company or subsidiary thereof which is not a savings association shall commence or continue for a limited period of time after becoming a multiple savings and loan holding company or subsidiary thereof any business activity, upon prior notice to, and no objection by the OTS, other than: (i) furnishing or performing management services for a subsidiary savings association; (ii) conducting an insurance agency or escrow business; (iii) holding, managing, or liquidating assets owned by or acquired from a subsidiary savings association; (iv) holding or managing properties used or occupied by a subsidiary savings association; (v) acting as trustee under deeds of trust; (vi) those activities authorized by regulation as of March 5, 1987 to be engaged in by multiple savings and loan holding companies; or (vii) unless the Director of the OTS by regulation prohibits or limits such activities for savings and loan holding companies, those activities authorized by the Federal Reserve as permissible for bank holding companies. Those activities described in (vii) above also must be approved by the Director of the OTS prior to being engaged in by a multiple savings and loan holding company.

Limitations on Transactions with Affiliates

         Transactions between savings associations and any affiliate are governed by Sections 23A and 23B of the Federal Reserve Act. An affiliate of a savings association is any company or entity which controls, is controlled by or is under common control with the savings association. In a holding company context, the parent holding company of a savings association (such as the Holding Company) and any companies which are controlled by such parent holding company are affiliates of the savings association. Generally, Sections 23A and 23B (i) limit the extent to which the savings association or its subsidiaries may engage in "covered transactions" with any one affiliate to an amount equal to 10% of such association's capital stock and surplus, and contain an aggregate limit on all such transactions with all affiliates to an amount equal to 20% of such capital stock and surplus and (ii) require that all such transactions be on terms substantially the same, or at least as favorable, to the association or subsidiary as those provided to a non-affiliate. The term "covered transaction" includes the making of loans, purchase of assets, issuance of a guarantee and similar other types of transactions. In addition to the restrictions imposed by Sections 23A and 23B, no savings association may (i) loan or otherwise extend credit to an affiliate, except for any affiliate which engages only in activities which are permissible for bank holding companies, or (ii) purchase or invest in any stocks, bonds, debentures, notes or similar obligations of any affiliate, except for affiliates which are subsidiaries of the savings association.

         In addition, Sections 22(h) and (g) of the Federal Reserve Act places restrictions on loans to executive officers, directors and principal stockholders. Under Section 22(h), loans to a director, an executive officer and to a greater than 10% stockholder of a savings association, and certain affiliated interests of either, may not exceed, together with all other outstanding loans to such person and affiliated interests, the association's loans to one borrower limit (generally equal to 15% of the institution's unimpaired capital and surplus). Section 22(h) also requires that loans to directors, executive officers and principal stockholders be made on terms substantially the same as offered in comparable transactions to other persons (with exceptions made for loan discount programs offered to all employees of the institution) and also requires prior board approval for certain loans. In addition, the aggregate amount of extensions of credit by a savings association to all insiders cannot exceed the association's unimpaired capital and surplus. Furthermore, Section 22(g) places additional restrictions on loans to executive officers. At August 31, 1997, the Bank was in compliance with the above restrictions.

Restrictions on Acquisitions

         Except under limited circumstances, savings and loan holding companies are prohibited from acquiring, without prior approval of the Director of the OTS, (i) control of any other savings association or savings and loan holding company or substantially all the assets thereof or (ii) more than 5% of the voting shares of a savings association or holding company thereof which is not a subsidiary. Except with the prior approval of the Director of the OTS, no director or officer of a savings and loan holding company or person owning or controlling by proxy or otherwise more than 25% of such company's stock, may acquire control of any savings association, other than a subsidiary savings association, or of any other savings and loan holding company.

         The Director of the OTS may only approve acquisitions resulting in the formation of a multiple savings and loan holding company which controls savings associations in more than one state if (i) the multiple savings and loan holding company involved controls a savings association which operated a home or branch office located in the state of the association to be acquired as of March 5, 1987; (ii) the acquiror is authorized to acquire control of the savings association pursuant to the emergency acquisition provisions of the Federal Deposit Insurance Act; or (iii) the statutes of the state in which the association to be acquired is located specifically permit institutions to be acquired by the state-chartered associations or savings and loan holding companies located in the state where the acquiring entity is located (or by a holding company that controls such state-chartered savings associations).

Bank Holding Companies

         Following the planned conversion of the Bank from a federally chartered savings bank to a Virginia chartered commercial bank, the Bank will become a subsidiary of the Holding Company, and the Holding Company must register as a bank holding company under the BHCA, and become subject to regulation by the Federal Reserve. The Federal Reserve has jurisdiction under the BHCA to approve any bank or nonbank acquisition, merger or consolidation proposed by a bank holding company. The BHCA generally limits the activities of a bank holding company and its subsidiaries to that of banking, managing or controlling banks, or any other activity which is so closely related to banking or to managing or controlling banks as to be a proper incident thereto.

         Federal law permits bank holding companies from any state to acquire banks and bank holding companies located in any other state. Effective June 1, 1997, interstate bank mergers are permitted, subject to earlier "opt-in" or "opt-out" action by individual states. The law currently allows interstate branch acquisitions and de novo branching if permitted by the host state. Virginia has adopted early "opt-in" legislation that allows interstate bank mergers. These laws also permit interstate branch acquisitions and de novo branching in Virginia by out-of-state banks if reciprocal treatment is accorded Virginia banks in the state of the acquiror.

         There are a number of obligations and restrictions imposed on bank holding companies and their depository institution subsidiaries by federal law and regulatory policy that are designed to reduce potential loss exposure to the depositor of such depository institutions and to the FDIC insurance fund in the event the depository institution becomes in danger of default or in default. For example, under a policy of the Federal Reserve with respect to bank holding company operations, a bank holding company is required to serve as a source of financial strength to its subsidiary depository institutions and to commit resources to support such institutions in circumstances where it might not do so otherwise. In addition, the "cross-guarantee" provisions of federal law require insured depository institutions under common control to reimburse the FDIC for any loss suffered or reasonably anticipated by either the SAIF or the Bank Insurance Fund ("BIF") as a result of the default of a commonly controlled insured depository institution in danger of default. The FDIC may decline to enforce the cross-guarantee provisions if it determines that a waiver is in the best interest of the SAIF or the BIF or both. The FDIC's claim for reimbursement is superior to claims of stockholders of the insured depository institution or its holding company but is subordinate to claims of depositors, secured creditors and holders of subordinated debt (other than affiliates) of the commonly controlled insured depository institution.

         The Federal Deposit Insurance Act ("FDIA") also provides that amounts received from the liquidation or other resolution of any insured depository institution by any receiver must be distributed (after payment of secured claims) to pay the deposit liabilities of the institution prior to payment of any other general or unsecured senior liability, subordinated liability, general creditor or stockholder. This provision would give depositors a preference over general and subordinated creditors and stockholders in the event a receiver is appointed to distribute the assets of the Bank.

         The Holding Company also will be required to register in Virginia with the SCC under the financial institution holding company laws of Virginia. Accordingly, the Holding Company will be subject to regulation and supervision by the SCC.

         Finally, the Holding Company will be subject to the periodic reporting requirements of the Exchange Act, including but not limited to, filing annual, quarterly and other current reports with the SEC.

Capital Requirements

         The Federal Reserve, the Comptroller of the Currency, and the FDIC have issued substantially similar risk-based and leverage capital guidelines applicable to United States banking organizations. In addition, those regulatory agencies may from time to time require that a banking organization maintain capital above the minimum levels because of its financial condition or actual or anticipated growth. Under the risk-based capital requirements of these federal bank regulatory agencies, the Bank is required to maintain a minimum ratio of total capital to risk-weighted assets of at least 8%. At least half of the total capital is required to be "Tier 1 capital," which consists principally of common and certain qualifying preferred shareholders' equity, less certain intangibles and other adjustments. The remainder "Tier 2 capital" consists of a limited amount of subordinated and other qualifying debt (including certain hybrid capital instruments) and a limited amount of the general loan loss allowance. The Tier 1 and total capital to risk-weighted asset ratios of the Bank as of June 30, 1997 were 14.56% and 15.53%, respectively, exceeding the minimums required.

         In addition, each of the federal regulatory agencies has established a minimum leverage capital ratio (Tier 1 capital to average tangible assets). These guidelines provide for a minimum ratio of 3% for banks and bank holding companies that meet certain specified criteria, including that they have the highest regulatory examination rating and are not contemplating significant growth or expansion. All other institutions are expected to maintain a leverage ratio of at least 100 to 200 basis points above the minimum. The Tier 1 capital leverage ratio of the Bank as of June 30, 1997, was 8.58%. The guidelines also provide that banking organizations experiencing internal growth or making acquisitions will be expected to maintain strong capital positions substantially above the minimum supervisory levels, without significant reliance on intangible assets.

         Banking agencies have recently adopted final regulations which mandate that regulators take into consideration concentrations of credit risk and risks from non-traditional activities, as well as an institution's ability to manage those risks, when determining the adequacy of an institution's capital. This evaluation will be made as a part of the institution's regular safety and soundness examination. Banking agencies also have recently adopted final regulations requiring regulators to consider interest rate risk (when the interest rate sensitivity of an institution's assets does not match the sensitivity of its liabilities or its off-balance-sheet position) in the evaluation of a bank's capital adequacy. Concurrently, banking agencies have proposed a methodology for evaluating interest rate risk. After gaining experience with the proposed measurement process, those banking agencies intend to propose further regulations to establish an explicit risk-based capital charge for interest rate risk. The Holding Company and the Bank do not expect any of these rules, either individually or in the aggregate, to have a material impact on their respective capital requirements.

Limits on Dividends and Other Payments

         The Holding Company will be a legal entity separate and distinct from the Bank.. The Bank, following the planned charter conversion, will be a state member bank of the Federal Reserve System. As a result, the Bank will be regulated by the Federal Reserve and the Virginia SCC. There will be various regulatory limitations applicable to the payment of dividends by the Bank as well as the payment of dividends by the Holding Company to its stockholders. Under applicable laws of Virginia to the Bank, prior approval from the bank regulatory agencies will be required if cash dividends declared in any given year exceed net income for that year plus net income for the prior two years less all dividends paid during the current year and two prior years. The payment of dividends by the Bank or the Holding Company may also be limited by other factors, such as requirements to maintain capital above regulatory guidelines. Bank regulatory agencies have authority to prohibit the Bank or the Holding Company from engaging in an unsafe or unsound practice in conducting their business. The payment of dividends, depending upon the financial condition of the Bank or the Holding Company, could be deemed to constitute such an unsafe or unsound practice. The Federal Reserve has stated that, as a matter of prudent banking, a bank or bank holding company should not maintain its existing rate of cash dividends on common stock unless (1) the organization's net income available to common stockholders over the past year has been sufficient to fund fully the dividends and (2) the prospective rate of earnings retention appears consistent with the organization's capital needs, asset quality, and overall financial condition.

         Under the FDIA, insured depository institutions such as the Bank are prohibited from making capital distributions, including the payment of dividends, if, after making such distribution, the institution would become "undercapitalized" (as such term is used in the statute). Based on the Bank's current financial condition, it is not anticipated that this provision will have any impact on its ability to obtain dividends from the Bank.

         Following the planned conversion of the Bank from a federally chartered savings bank to a Virginia chartered commercial bank, the Bank will be supervised and regularly examined by the Federal Reserve and the Virginia SCC. The Bank will also be subject to various requirements and restrictions under federal and state law such as limitations on the types of services that they may offer, the nature of investments that they make, and the amounts of loans that may be granted. Various consumer and compliance laws and regulations also will affect the operations of the Bank. In addition to the impact of regulation, the Bank will be affected significantly by actions of the Federal Reserve in attempting to control the money supply and the availability of credit.

         The Bank will continue to be subject to the requirements of the Community Reinvestment Act (the "CRA"). The CRA imposes on financial institutions an affirmative and ongoing obligation to meet the credit needs of their local communities, including low- and moderate-income neighborhoods, consistent with the safe and sound operation of those institutions. Each financial institution's efforts in meeting community credit needs currently are evaluated as part of the examination process pursuant to twelve assessment factors. These factors also are considered in evaluating mergers, acquisitions and applications to open branches. The Bank has attained an "Satisfactory" rating on its most recent CRA performance evaluation.

         As a result of a 1993 Presidential initiative, each of the federal banking agencies recently approved a final rule establishing a new framework for the implementation of CRA. The new rule, which became fully effective on July 1, 1997 will emphasize an institution's performance in meeting community credit needs. Institutions will be evaluated on the basis of a three pronged lending, investment and service test, with lending being of primary importance. CRA ratings will continue to be a matter of public record, and CRA performance will continue to be evaluated in connection with mergers, acquisitions and branch applications. Although the new rule is likely to have some impact on the Bank's business practices, it is not anticipated that any changes will be material.

Deposit Insurance

         The planned conversion of the Bank from a federally chartered savings bank to a Virginia chartered commercial bank will have no effect on the Bank's status as an institution with insured. deposits. As a federally chartered savings institution, the Bank's deposits are presently insured by the SAIF. All deposits made in the Bank after the Bank's conversion to a commercial bank charter will be insured by the BIF. The Bank will continue to be subject to insurance assessments imposed by the FDIC. Currently, a risk-based assessment schedule imposes assessments on BIF deposits, ranging from an annual minimum payment of $2,000 for well-capitalized institutions to .27% of deposits for under-capitalized institutions. The Bank currently is assessed as well-capitalized.

Other Safety and Soundness Regulations

         The federal banking agencies have broad powers under federal law to take prompt corrective action to resolve problems of insured depository institutions. The extent of these powers depends upon whether the institutions in question are "well capitalized," "adequately capitalized,"
"undercapitalized," "significantly undercapitalized" or "critically undercapitalized," as such terms are defined under uniform regulations defining such capital levels issued by each of the federal banking agencies.


                   APPOINTMENT OF AUDITORS -- PROPOSAL THREE

         On the recommendation of the Audit Committee, the Board of Directors has appointed Goodman & Company, L.L.P., certified public accountants, as the Bank's independent auditors for 1998 subject to ratification of the stockholders. Goodman & Company, L.L.P., rendered audit services to the Bank during 1997. These services consisted primarily of the examination and audit of the Bank's financial statements, tax reporting assistance, and other audit and accounting matters. Stockholders are requested to ratify the selection of Goodman & Company, L.L.P., at the Annual Meeting.

         Representatives of Goodman & Company, L.L.P., are expected to be present at the Annual Meeting and are expected to be available to respond to questions during and after the meeting.


                                 OTHER MATTERS

         The Board of Directors is not aware of any business to come before the Annual Meeting other than those matters described above. However, if any other matters should properly come before the Annual Meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of the person or persons voting the proxies.

                                 LEGAL MATTERS

         The legality of Holding Company common stock to be issued pursuant to the Reorganization will be passed upon for the Holding Company by the law firm of LeClair Ryan, A Professional Corporation, Richmond, Virginia, which has acted as special counsel to the Bank and the Holding Company in connection with the Reorganization.

                                    EXPERTS

         The financial statements of Shore Bank for the year ended June 30, 1997 included in the accompanying Annual Report to Stockholders are incorporated herein in reliance upon the report of Goodman & Company, L.L.P., certified public accountants, and upon the authority of said firm as experts in accounting and auditing.


                             STOCKHOLDER PROPOSALS

         In the event the Reorganization is consummated prior to the scheduled 1998 Annual Meeting of Stockholders of the Bank, the Holding Company will be conducting such annual meeting of stockholders. Stockholder proposals intended to be presented at the Bank's 1998 Annual Meeting, or, in lieu thereof, the Holding Company's 1998 Annual Meeting, must be submitted to the Holding Company by January 16, 1998 in order to be considered for inclusion in the proxy materials for such meeting.

                                                                    EXHIBIT A


                      AGREEMENT AND PLAN OF REORGANIZATION

         THIS AGREEMENT AND PLAN OF REORGANIZATION is made and entered into as of September 9, 1997, by and among SHORE BANK, a federally chartered stock savings bank (the "Bank" or the "Surviving Bank"), SB BANKSHARES CORPORATION, a Virginia corporation (the "Holding Company"), and SB INTERIM FEDERAL SAVINGS BANK, a to be formed interim federal stock savings bank (the "Interim Bank"). The Holding Company, the Bank and the Interim Bank are collectively referred to herein as the "Constituent Corporations".

                                   WITNESSETH:

         The parties hereto desire to enter into an Agreement and Plan of Reorganization whereby the corporate structure of the Bank will be reorganized into the holding company form of ownership. The result of such reorganization will be that, immediately after the Effective Date (as defined in Article V below), all of the issued and outstanding shares of common stock , $0.33 par value per share, of the Bank ("Bank Common Stock") will be held by the Holding Company, and the holders of the issued and outstanding shares of Bank Common Stock will become the holders of the issued and outstanding shares of the common stock, $0.33 par value per share, of the Holding Company ("Holding Company Common Stock").

         The reorganization of the Bank will be accomplished by the following steps: (1) the formation by the Bank of a wholly owned subsidiary, the Holding Company, for the purpose of initially becoming the sole stockholder of a newly formed interim federal stock savings bank, and subsequently becoming the sole stockholder of the Bank; (2) the formation of an interim federal stock savings bank, the Interim Bank, which will be wholly owned by the Holding Company; and
(3) the merger of the Interim Bank into the Bank, with the Bank as the surviving corporation. Pursuant to such merger: (i) all of the issued and outstanding shares of Bank Common Stock will automatically be converted by operation of law on a one-for-one basis into issued and outstanding shares of Holding Company Common Stock; and (ii) all of the issued and outstanding shares of common stock of the Interim Bank will automatically converted by operation of law on a one-for-one basis into an equal number of issued and outstanding shares of Bank Common Stock, which will be all of the issued and outstanding capital stock of the Bank.

         NOW THEREFORE, in consideration of the mutual agreements set forth herein, the Constituent Corporations agree as follows:

                                    Article I
                         The Merger and Related Matters

         1.1 The Merger.. On the Effective Date, the Interim Bank will be merged with and into the Bank (the "Merger"), and the separate existence of the Interim Bank shall cease, and all the property, rights, powers and franchises then owed by the Interim Bank , or which would inure to it, shall immediately and automatically, by operation of law and without any conveyance, transfer or further action, vest in the Bank. The Bank shall be deemed to be a continuation of the Interim Bank, and the Bank shall succeed to the rights and obligations of the Interim Bank.

         1.2 Continued Existence of the Bank. Following the Merger, the existence of the Bank shall continue unaffected and unimpaired by the Merger, with all the rights, privileges, immunities and powers, and subject to all the duties and liabilities, of a corporation organized under the laws of the United States with a Federal Stock Charter and the Bylaws in the form approved by the Office of Thrift Supervision (the "OTS"). The Federal Stock Charter and Bylaws of the Bank, as presently in effect, shall continue in full force and effect and shall not be changed in any manner whatsoever by the Merger.

         1.3 Continued Business of the Bank; Offices. Following the Effective Date, and subject to the actions of the Board of Directors of the Bank, the business presently conducted by the Bank will continue to be conducted by it, as a wholly-owned subsidiary of the Holding Company, and the present directors and officers of the Bank will continue in their present positions. The locations of the Main Office and branch offices of the Bank immediately prior to the Effective Date shall continue to be the locations of the Main Office and branch offices, respectively, of the Bank from and after the Effective Date.

         1.4 Directors. A list of the directors of the Bank, their respective residence addresses, and terms of office is attached hereto as Schedule A and is incorporated herein by reference. The number of directors following the Merger will be eight.

         1.5 Savings Accounts. The issuance of savings accounts and other instruments and obligations by the Bank shall not be affected by the Merger.

                                   Article II
                               Conversion of Stock

         2.1 Conversion of Stock. The terms and conditions of the Merger and the manner and basis of converting the respective shares of common stock of the parties to this Agreement shall be as follows:

         (a) Holding Company Common Stock. On the Effective Date, any shares of Holding Company Common Stock held by the Bank immediately prior to the Effective Date shall be canceled and shall no longer be deemed outstanding for any purpose.

         (b) Bank Common Stock. On the Effective Date, each share of Bank Common Stock issued and outstanding immediately prior to the Effective Date shall automatically by operation of law be converted into and shall become one share of Holding Company Common Stock.

         (c) Interim Bank Common Stock. Each share of common stock of the Interim Bank issued and outstanding immediately prior to the Effective Date shall, on the Effective Date, automatically by operation of law be converted into and shall become one share of Bank Common Stock and shall not be further converted into shares of Holding Company Common Stock, so that from and after the Effective Date, all of the issued and outstanding shares of Bank Common Stock shall be held by the Holding Company.

         (d) Exchange of Bank Common Stock Certificates. From and after the Effective Date, each holder of an outstanding certificate or certificates that, prior thereto, represented shares of Bank Common Stock shall, upon surrender of the such certificate(s) to the designated agent of the Bank, be entitled to receive, in exchange therefor, a certificate or certificates representing the number of whole shares of Holding Company Common Stock into which the shares theretofore represented by the certificate or certificates so surrendered shall have been converted, as provided in the foregoing provisions of this Article II. Until so surrendered, each such outstanding certificate that, prior to the Effective Date, represented shares of Bank Common Stock shall be deemed for all corporate purposes to evidence the ownership of the number of whole shares of Holding Company Common Stock into which such shares of Bank Common Stock shall have been so converted. Former holders of shares of Bank Common Stock will not be required to exchange their Bank Common Stock certificates for new certificates evidencing the same number of shares of Holding Company Common Stock. If in the future the Holding Company decides to effect an exchange of stock certificates, instructions for such exchange will be sent to all holders of record of Holding Company Common Stock.

         (e) Sole Rights, Etc. On the Effective Date, the holders of certificates formerly representing Bank Common Stock outstanding on the Effective Date shall cease to have any rights with respect to the stock of the Bank, and their sole rights shall be with respect to the Holding Company Common Stock into which their shares of Bank Common Stock shall have been converted by the Merger.

         2.2 Continued Effectiveness of Stock Option Plan. On the Effective Date, the Shore Bank 1992 Stock Option Plan (the "Option Plan") shall automatically, by operation of law, be continued as and become the stock option plan of the Holding Company. On the Effective Date, each unexercised option to purchase shares of Bank Common Stock under the Option Plan outstanding at that time will be automatically converted into an unexercised option, with identical price, terms and conditions, to purchase an identical number of shares of Holding Company Common Stock. The Holding Company shall assume all of the Bank's obligations with respect to the Option Plan. By approving this Agreement, stockholders of the Bank will be approving the adoption by the Holding Company of the Option Plan as the stock option plan of the Holding Company.


                                   Article III
                      Conditions to the Merger; Termination

         3.1 Conditions to the Merger. The obligations of the Bank, the Holding Company and the Interim Bank to effect the Merger shall be subject to satisfaction of the following conditions:

         (a) Stockholder Approvals. To the extent required by applicable law, the holders of a majority of the outstanding shares of Bank Common Stock shall have approved the Agreement; the Bank, as the sole stockholder of the Holding Company, shall have approved this Agreement; and the Holding Company, as the sole stockholder of the Interim Bank, shall have approved this Agreement. None of such approvals shall have been revoked at or prior to the Effective Date.

         (b) Securities Registration. The shares of Holding Company Common Stock to be issued to the holders of Bank Common Stock pursuant to the Merger shall have been duly registered pursuant to Section 5 of the Securities Act of 1933, as amended, and the Holding Company shall have complied with all applicable state securities or "blue sky" laws relating to the issuance of Holding Company Common Stock.

         (c) Approvals, Consents. Any and all approvals from the OTS, the Securities and Exchange Commission and any other governmental agency having jurisdiction necessary for the lawful consummation of the Merger and the issuance and delivery of Holding Company Common Stock as contemplated by this Agreement shall have been obtained.

         (d) Tax Status. The Bank shall have received either (i) a ruling from the Internal Revenue Service or (ii) an opinion from its special legal counsel, LeClair Ryan, A Professional Corporation, to the effect that the Merger will be treated as a non-taxable transaction under applicable provisions of the Internal Revenue Code of 1986, as amended, and that no gain or loss will be recognized by the holders of Bank Common Stock upon the exchange of Bank Common Stock held by them solely for Holding Company Common Stock.

         3.2 Termination. This Agreement may be terminated at any time prior to the Effective Date at the election of any of the parties hereto if any one or more of the conditions to the obligations of any of them hereunder shall not have been satisfied and shall have become incapable of fulfillment and shall not be waived. This Agreement may also be terminated at any time prior to the Effective Date by the mutual consent of the respective Boards of Directors of the parties.

         3.3 No Further Obligation. Upon termination for any reason, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of any of the parties hereto or their respective directors, officers, employees, agents or stockholders.

         3.4 Costs and Expenses. The Bank shall pay all costs and expenses incurred by it, the Holding Company and the Interim Bank in connection with this Agreement and the transactions contemplated hereunder.

                                   Article IV
                          Effective Date of the Merger

         Upon satisfaction or waiver (in accordance with the provisions of this Agreement) of each of the conditions set forth in Article III, the parties hereto shall execute and cause to be filed Articles of Combination, and such certificates or further documents as shall be required by the OTS, with the Secretary of the OTS and shall cause to be filed with such other federal or state regulatory agencies all such certificates and other documents as may be required in the opinion of special counsel to the Bank and the Holding Company. Upon approval by the OTS and endorsement of such Articles of Combination by the Secretary of the OTS, the Merger and other transactions contemplated by this Agreement shall become effective. The "Effective Date" for all purposes hereunder shall be the date of such endorsement by the Secretary of the OTS.

                                    Article V
                                  Miscellaneous

         5.1 Waiver. Any of the terms or conditions of this Agreement that may legally be waived may be waived at any time by any party which is entitled to the benefit thereof, or any of such terms or conditions may be amended or modified in whole or in part at any time, to the extent authorized by applicable law, by an agreement in writing, executed in the same manner as this Agreement.

         5.2 Amendment. Any of the terms or conditions of this Agreement may be amended or modified in whole or in part at any time, to the extent permitted by applicable law, rules and regulations, by an amendment in writing, provided that any such amendment or modification is not materially adverse to the Bank, the Holding Company or their stockholders. In the event that any governmental agency requests or requires that the transactions contemplated herein be modified in any respect as a condition of providing a necessary regulatory approval or favorable ruling , or that in the opinion of special counsel to the Bank such modification is necessary to obtain such approval or ruling, this Agreement may be modified, at any time before or after adoption thereof by the stockholders of the Bank by an instrument in writing, provided that the effect of such amendment would not be materially adverse to the Bank, the Holding Company or their stockholders.

         5.3 Execution by the Interim Bank. The Bank and the Holding Company acknowledge that, as of the date hereof, the charter of the Interim Bank has not been issued by the OTS. Accordingly, the Interim Bank does not have the legal capacity to execute this Agreement. The Holding Company, as the organizer and sole stockholder of the Interim Bank, agrees to cause the Interim Bank to execute this Agreement promptly following the corporate organization of the Interim Bank. The Bank and the Holding Company agree to be bound by this Agreement prior to and following such execution by the Interim Bank.

         5.4 Counterparts. This Agreement may be executed by the parties hereto in any number of separate counterparts, each of which shall be an original, but such counterparts together shall constitute but one and the same instrument.

         5.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, except insofar as the federal law of the United States is deemed to apply.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement and Plan of Reorganization as of the date first above written.


                                             SHORE BANK


                                             By: _____________________
                                                      Scott C. Harvard
                                                      President


                                             SB BANKSHARES CORPORATION


                                             By: __________________________
                                                      Henry P. Custis, Jr.
                                                      Chairman of the Board


                                             SB INTERIM FEDERAL SAVINGS BANK


                                             By: ___________________________
                                                      Scott C. Harvard
                                                      President

                                   SCHEDULE A

                             DIRECTORS OF SHORE BANK


               Name               Residence Address             Term to Expire
               ----               -----------------             --------------

Richard F. Hall, Jr.                                                 1997

Scott C. Harvard                                                     1997

Terrell E. Boothe                                                    1998

D. Page Elmore                                                       1998

A. Jackson Mason                                                     1998

Henry P. Custis, Jr.                                                 1999

Lloyd J. Kellam, III                                                 1999

L. Dixon Leatherbury                                                 1999

                                                                 EXHIBIT B

                           ARTICLES OF INCORPORATION
                                       OF
                           SB BANKSHARES CORPORATION


                                    I. NAME

         The name of the corporation is SB Bankshares Corporation.

                                  II. PURPOSE

         The purpose for which the Corporation is formed is to act as a holding company and to transact any or all lawful business not required to be specifically stated in these Articles for which corporations may be incorporated under the Virginia Stock Corporation Act, as amended from time to time.

                               III. CAPITAL STOCK

         The Corporation shall have authority to issue five million (5,000,000) shares of Common Stock, par value $0.33 per share, and five hundred thousand (500,000) shares of Preferred Stock, par value $1.00 per share. The rights, preferences, voting powers and the qualifications, limitations and restrictions of the authorized stock shall be as follows:

                               A. Preferred Stock

         The Preferred Stock may be issued from time to time in one or more classes or series, with such distinctive designations, rights and preferences as shall be stated and expressed herein or in the resolution or resolutions providing for the issuance of shares of a particular series, and in such resolution or resolutions providing for the issuance of shares of such series, the Board of Directors is expressly authorized to fix or establish the basis for determining:

         (a) the maximum number of shares constituting such class or series, and the designation of such class or series, which shall be such as to distinguish the shares thereof from the shares of all other classes and series;

         (b) the annual or other periodic dividend rate for such series, the dividend payment dates and, if cumulative, the dates from which dividends shall be cumulative, and the extent of participation rights, if any;

         (c) any right to vote with holders of shares of any other series or class and any right to vote as a class, either generally or as a condition to specified corporate action;

         (d) the price at, and the terms and conditions on which, shares may be redeemed;

         (e) the amount payable upon shares in event of involuntary liquidation;

         (f) the amount payable upon shares in the event of voluntary liquidation;

         (g) any sinking fund provisions for the redemption or purchase of shares;

         (h) the rights, if any, of the holders of shares of such series to convert such shares into other classes of stock of the Corporation, or to exchange such shares for other securities, and the terms and conditions of any such conversion or exchange; and

         (i) such other rights as may be specified by the Board of Directors and not prohibited by law.

         All shares of Preferred Stock of any one series shall be identical with each other in all respects except, if so determined by the Board of Directors, as to the dates from which dividends thereon shall be cumulative; and all shares of Preferred Stock shall be of equal rank with each other, regardless of series, and shall be identical with each other in all respects except as provided herein or in the resolution or resolutions providing for the issuance of a particular series.

                                B. Common Stock

         Section 1. Subject to the provisions of law and the rights of holders of shares at the time outstanding of Preferred Stock, the holders of Common Stock at the time outstanding shall be entitled to receive such dividends at such times and in such amounts as the Board of Directors may deem advisable.

         Section 2. In the event of any liquidation, dissolution or winding up (whether voluntary or involuntary) of the Corporation, after the payment or provision for payment in full for all debts and other liabilities of the Corporation and all preferential amounts to which the holders of shares at the time outstanding of Preferred Stock shall be entitled, the remaining net assets of the Corporation shall be distributed ratably among the holders of the shares at the time outstanding of Common Stock.

         Section 3. The holders of Common Stock shall be entitled to one vote per share on all matters as to which a shareholder vote is taken.

                            IV. NO PREEMPTIVE RIGHTS

         No holder of shares of any class of capital stock of the Corporation shall have any preemptive or preferential right to subscribe to or purchase (i) any shares of capital stock of the Corporation, whether now or hereafter authorized, (ii) any securities convertible into such shares or (iii) any options, warrants, or rights to purchase such shares or securities convertible into any such shares.

                                  V. DIRECTORS

       Section 1. The Board of Directors shall consist of such number of individuals as may be fixed or provided for by the bylaws of the Corporation.

     Section 2. The Board of Directors shall be divided into three classes, Class I, Class II and Class III as nearly equal in number as possible. On the effective date of these articles of incorporation of this Corporation, the classification of directors of this Corporation shall be implemented as follows: directors of the first class (Class I) shall be elected to hold office for a term expiring at the 2000 annual meeting of the shareholders; directors of the second class (Class II) shall be elected for a term expiring at the 1999 annual meeting of the shareholders, and directors of the third class (Class III) shall be elected to hold office for a term expiring at the 1998 annual meeting of shareholders. The successors to the class of directors whose terms expires shall be identified as being of the same class as the directors they succeed and elected to hold office for a term expiring at the third succeeding annual meeting of shareholders. When the number of directors is changed, any newly created directorship shall be apportioned among the classes by the Board of Directors as to make all classes as nearly equal as possible.

     Section 3. Directors of the Corporation may be removed only for cause and with the affirmative vote of at least two-thirds of the outstanding shares entitled to vote.

     Section 4. If the office of any director shall become vacant, the directors at the time in office, whether or not a quorum, may, by majority vote of the directors then in office, choose a successor who shall hold office until the next annual meeting of stockholders. In such event, the successors elected by the stockholders at that annual meeting shall hold office for a term that shall coincide with the remaining term of the class of directors to which that person has been elected. Vacancies resulting from the increase in the number of directors shall be filled in the same manner.

                VI. SHAREHOLDER APPROVAL OF CERTAIN TRANSACTIONS

         Any amendment of the Corporation's Articles of Incorporation, a plan of merger or exchange, a transaction involving the sale of all or substantially all the Corporation's assets other than in the regular course of business and a plan of dissolution shall be approved by the vote of a majority of all the votes entitled to be cast on such transactions by each voting group entitled to vote on the transaction at a meeting at which a quorum of the voting group is present, provided that the transaction has been approved and recommended by at least two-thirds of the directors in office at the time of such approval and recommendation. If the transaction is not so approved and recommended, then the transaction shall be approved by the vote of more than two-thirds of all votes entitled to be cast on such transactions by each voting group, entitled to vote on the transaction.

                              VII. INDEMNIFICATION

         Section 1. To the full extent that the Virginia Stock Corporation Act, as it exists on the date hereof or may hereafter be amended, permits the limitation or elimination of the liability of directors or officers, a director or officer of the Corporation shall not be liable to the Corporation or its shareholders for monetary damages.

         Section 2. To the full extent permitted and in the manner prescribed by the Virginia Stock Corporation Act, the Corporation shall indemnify each director or officer of the Corporation against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason of having been such director or officer, whether or not then continuing to so be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith, except in relation to matters as to which he shall have been finally adjudged liable by reason of his willful misconduct or a knowing violation of criminal law in the performance of his duty as such director or officer. The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to contract in advance to indemnify any director or officer.

         Section 3. The Board of Directors is hereby empowered, by majority vote of a quorum of disinterested directors, to cause the Corporation to indemnify or contract in advance to indemnify any person not specified in Section 2 of this Article against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement by reason of having been an employee, agent or consultant of the Corporation, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith, to the same extent as if such person were specified as one to whom indemnification is granted in Section 2.

         Section 4. The Corporation may purchase and maintain insurance to indemnify it against the whole or any portion of the liability assumed by it in accordance with this Article and may also procure insurance, in such amounts as the Board of Directors may determine, on behalf of any person who is or was a director, officer, employee, agent or consultant of the Corporation against any liability asserted against or incurred by any such person in any such capacity or arising from his status as such, whether or not the Corporation would have power to indemnify him against such liability under the provisions of this Article.

         Section 5. In the event there has been a change in the composition of a majority of the Board of Directors after the date of the alleged act or omission with respect to which indemnification is claimed, any determination as to indemnification and advancement of expenses with respect to any claim for indemnification made pursuant to Sections 2 or 3 of this Article VI shall be made by special legal counsel agreed upon by the Board of Directors and the proposed indemnitee. If the Board of Directors and the proposed indemnitee are unable to agree upon such special legal counsel, the Board of Directors and the proposed indemnitee each shall select a nominee, and the nominees shall select such special legal counsel.

         Section 6. No amendment, modification or repeal of this Article shall diminish the rights provided hereby or diminish the right to indemnification with respect to any claim, issue or matter in any then pending or subsequent proceeding that is based in any material respect on any alleged action or failure to act occurring before the adoption of such amendment, modification or repeal.

         Section 7. Every reference herein to director, officer, employee, agent or consultant shall include (i) every director, officer, employee, agent, or consultant of the Corporation or any corporation the majority of the voting stock of which is owned directly or indirectly by the Corporation, (ii) every former director, officer, employee, agent, or consultant of the Corporation,
(iii) every person who may have served at the request of or on behalf of the Corporation as a director, officer, employee, agent, consultant or trustee of another corporation, partnership, joint venture, trust or other entity, and (iv) in all of such cases, his executors and administrators.

                            VIII. INITIAL DIRECTORS

         Set forth below are the names and addresses of the individuals who are to serve as the initial directors of the Corporation:

                  Name                            Addresses
                  ----                            ---------

         Richard F. Hall, III                     RFD Mt. Custis
                                                  Accomac, Virginia 23301

         Scott C. Harvard                         P. O. Box 322
                                                  Puncoteague, Virginia 23422

         Terrell E. Boothe                        4153 Main Street
                                                  Chincoteague, Virginia 23336

         D. Page Elmore                           3692 Devonshire Drive
                                                  Salisbury, Maryland 21804

         A. Jackson Mason                         23318 Back Street
                                                  Accomac, Virginia 23301

         Henry P. Custis, Jr.                     24291 Meadville Drive
                                                  Onacock, Virginia 23417

         Lloyd J. Kellam, Jr.                     15320 King Street
                                                  Belle Haven, Virginia 23306

         L. Dixon Leatherbury                     P. O. Box 187
                                                  Machipongo, Virginia 23405

                    IX. INITIAL REGISTERED OFFICE AND AGENT

         The post office address of the initial registered office is Custis, Lewis & Dix, 23345 Counsel Drive, Accomac, Virginia 23301. The name of the town in which the initial registered office is located is Accomac, Virginia. The name of the initial registered agent is Henry P. Custis, Jr., whose business office is the same as the registered office and who is a resident of Virginia and a member of the Virginia State Bar.

Dated: September 8, 1997


                                               /s/ George P.Whitley
                                               --------------------
                                               George P. Whitley
                                               Incorporator

                                                                      EXHIBIT C

                                     BYLAWS

                                       OF

                            SB BANKSHARES CORPORATION


                                    ARTICLE I

                             Meeting of Shareholders

         Section 1. Places of Meetings. All meetings of the shareholders shall be held at such place, either within or without the State of Virginia, as may, from time to time, be fixed by the Board of Directors.

         Section 2. Annual Meetings. The annual meeting of the shareholders, for the election of directors and transaction of such other business as may come before the meeting, shall be held in each year on the second Tuesday in May, or on such other date as the Board of Directors of the Corporation may designate from time to time.

         Section 3. Special Meetings. Special meetings of shareholders for any purpose or purposes may be called at any time by the Chairman of the Board, by a majority of the Board of Directors or by the President. At a special meeting no business shall be transacted and no corporate action shall be taken other than that stated in the notice of the meeting.

         Section 4. Notice of Meetings. Except as otherwise required by law, written or printed notice stating the place, day and hour of every meeting of the shareholders and, in case of a special meeting, the purpose or purposes for which the meeting is called, shall be mailed not less than ten nor more than sixty days before the date of the meeting to each shareholder of record entitled to vote at such meeting, at his address which appears in the share transfer books of the Corporation.

         Section 5. Quorum. Except as otherwise required by the Articles of Incorporation, any number of shareholders together holding at least a majority of the outstanding shares of capital stock entitled to vote with respect to the business to be transacted, who shall be present in person or represented by proxy at any meeting duly called, shall constitute a quorum for the transaction of business. If less than a quorum shall be in attendance at the time for which a meeting shall have been called, the meeting may be adjourned from time to time by a majority of the shareholders present or represented by proxy without notice other than by announcement at the meeting.

         Section 6. Voting. At any meeting of the shareholders each shareholder of a class entitled to vote on the matters coming before the meeting shall have one vote, in person or by proxy, for each share of capital stock standing in his or her name on the books of the Corporation at the time of such meeting or on any date fixed by the Board of Directors not more than seventy (70) days prior to the meeting. Every proxy shall be in writing, dated and signed by the shareholder entitled to vote or his duly authorized attorney-in-fact.

         Section 7. Voting List. The officer or agent having charge of the stock transfer books for shares of the Corporation shall make, at least ten (10) days before each meeting of shareholders, a complete list of the shareholders entitled to vote at such meeting or any adjournment thereof, with the address of and the number of shares held by each. Such list, for a period of ten (10) days prior to such meeting, shall be kept on file at the registered office of the Corporation or at its principal place of business or at the office of its transfer agent or registrar and shall be subject to inspection by any shareholder at any time during usual business hours. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any shareholder during the whole time of the meeting. The original stock transfer books shall be prima facie evidence as to who are the shareholders entitled to examine such list or transfer books or to vote at any meeting of shareholders. If the requirements of this section have not been substantially complied with, the meeting shall, on the demand of any shareholder in person or by proxy, be adjourned until the requirements are complied with.

         Section 8. Shareholder Proposals. To be properly brought before an annual meeting of shareholders, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (ii) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (iii) otherwise properly brought before the meeting by a shareholder as outlined in these Bylaws. In addition to any other applicable requirements, for business to be properly brought before an annual meeting by a shareholder, the shareholder must have given timely notice thereof in writing to the Secretary of the Corporation. To be timely, a shareholder's notice must be given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than ninety (90) days in advance of the annual meeting. A shareholder's notice to the Secretary shall set forth as to each matter the shareholder proposes to bring before the annual meeting (i) a brief description of the business desired to be brought before the annual meeting (including the specific proposal to be presented) and the reasons for conducting such business at the annual meeting,
(ii) the name and record address of the shareholder proposing such business,
(iii) the class and number of shares of the Corporation that are beneficially owned by the shareholder, and (iv) any material interest of the shareholder in such business.

         In the event that a shareholder attempts to bring business before an annual meeting without complying with the provisions of this Section 8, the Chairman of the meeting shall declare to the meeting that the business was not properly brought before the meeting in accordance with the foregoing procedures, and such business shall not be transacted.

         No business shall be conducted at the annual meeting except in accordance with the procedures set forth in this Section 8, provided, however, that nothing in this Section 8 shall be deemed to preclude discussion by any shareholder of any business properly brought before the annual meeting.

         Section 9. Inspectors. An appropriate number of inspectors for any meeting of shareholders may be appointed by the Chairman of such meeting. Inspectors so appointed will open and close the polls, will receive and take charge of proxies and ballots, and will decide all questions as to the qualifications of voters, validity of proxies and ballots, and the number of votes properly cast.

                                   ARTICLE II

                                   Directors

         Section 1. General Powers. The property, affairs and business of the Corporation shall be managed under the direction of the Board of Directors, and except as otherwise expressly provided by law, the Articles of Incorporation or these Bylaws, all of the powers of the Corporation shall be vested in such Board.

         Section 2. Number of Directors. The Board of Directors shall be at least five (5) and no more than fifteen (15) in number.

         Section 3. Election of Directors.

                  (a) Directors shall be elected at the annual meeting of shareholders to succeed those Directors whose terms have expired and to fill any vacancies thus existing.

                  (b) Directors shall hold their offices for terms as set forth in the Articles of Incorporation and until their successors are elected. Any Director may be removed from office as set forth in the Articles of Incorporation.

                  (c) Any vacancy occurring in the Board of Directors may be filled by the affirmative vote of the majority of the remaining Directors though less than a quorum of the Board of Directors.

                  (d) A majority of the number of Directors in office immediately prior to the beginning of a meeting of Directors shall constitute a quorum for the transaction of business at such meeting. The act of a majority of the Directors present at a meeting at which a quorum is present shall be the act of the Board of Directors.

         Section 4. Meetings of Directors. Meetings of the Board of Directors shall be held at places within or without the Commonwealth of Virginia and at times fixed by resolution of the Board, or upon call of the Chairman of the Board or the President, and the Secretary or officer performing the Secretary's duties shall give not less than twenty-four (24) hours' notice by letter, telegraph or telephone (or in person) of all meetings of the Directors, provided that notice need not be given of regular meetings held at times and places fixed by resolution of the Board. An annual meeting of the Board of Directors shall be held as soon as practicable after the adjournment of the annual meeting of shareholders. Meetings may be held at any time without notice if all of the Directors are present, or if those not present waive notice in writing either before or after the meeting. Directors may be allowed, by resolution of the Board, a reasonable fee and expenses for attendance at meetings.

         Section 5. Nominations. Subject to the rights of holders of any class or series of stock having a preference over the common stock as to dividends or upon liquidation, nominations for the election of Directors shall be made by the Board of Directors or a committee appointed by the Board of Directors or by any shareholder entitled to vote in the election of Directors generally. However, any shareholder entitled to vote in the election of Directors generally may nominate one or more persons for election as Directors at a meeting only if written notice of such shareholder's intent to make such nomination or nominations has been given, either by personal delivery or by United States mail, postage prepaid, to the Secretary of the Corporation not later than (i) with respect to an election to be held at an annual meeting of shareholders, ninety (90) days in advance of such meeting, and (ii) with respect to an election to be held at a special meeting of shareholders for the election of Directors, the close of business on the seventh day following the date on which notice of such meeting is first given to shareholders. Each notice shall set forth: (a) the name and address of the shareholder who intends to make the nomination and of the person or persons to be nominated; (b) a representation that the shareholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder; (d) such other information regarding each nominee proposed by such shareholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission, had the nominee been nominated, or intended to be nominated, by the Board of Directors; and (e) the consent of each nominee to serve as a Director of the Corporation if so elected. The Chairman of the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

         Section 6. Eligibility.   No  person   shall  be  eligible  for
election as a Director of the Corporation after such person's 70th birthday.

                                  ARTICLE III

                                   Committees

         Section 1. Executive Committee. At such time as it deems appropriate, the Board of Directors may designate an Executive Committee which shall consist of three or more Directors, including the Chief Executive Officer. The members of the Executive Committee shall serve until their successors are designated by the Board of Directors, until removed or until the Executive Committee is dissolved by the Board of Directors. All vacancies which may occur in the Executive Committee shall be filled by the Board of Directors.

         When the Board of Directors is not in session, the Executive Committee shall have all power vested in the Board of Directors by law, the Articles of Incorporation or these Bylaws, except as otherwise provided in the Virginia Stock Corporation Act. The Executive Committee shall report at the next regular or special meeting of the Board of Directors all action which the Executive Committee may have taken on behalf of the Board since the last regular or special meeting of the Board of Directors.

         Meetings of the Executive Committee shall be held at such places and at such times fixed by resolution of the Committee, or upon call of the Chairman or President. Not less than twelve (12) hours' notice shall be given by letter, telegraph or telephone (or in person) of all meetings of the Executive Committee, provided that notice need not be given of regular meetings held at times and places fixed by resolution of the Committee and that meetings may be held at any time without notice if all of the members of the Committee are present or if those not present waive notice in writing either before or after the meting. A majority of the members of the Executive Committee then serving shall constitute a quorum for the transaction of business at any meeting.

         Section 2. Audit Committee. The Board of Directors at its regular annual meeting shall designate an Audit Committee which shall consist solely of two or more Directors independent of management and free from any relationship that, in the opinion of the Board of Directors, would interfere with the exercise of independent judgment as a committee member. Vacancies in the Committee shall be filled by the Board of Directors with Directors meeting the requirements set forth above, giving consideration to continuity of the Committee, and members shall be subject to removal by the Board at any time. The Committee shall fix its own rules of procedures and a majority of the members serving shall constitute a quorum. The Committee shall meet at least annually. The Committee shall review the Corporation's financial reporting process, including accounting policies and procedures. The Committee shall examine the report of the Corporation's outside auditors, consult with them with respect to their report and the standards and procedures employed by them in their audit, report to the Board the results of its study and recommend the selection of auditors for each fiscal year.

         Section 3. Other Committees of Board. The Board of Directors, by resolution duly adopted, may establish such other committees of the Board having limited authority in the management of the affairs of the Corporation as it may deem advisable and the members, terms and authority of such committees shall be as set forth in the resolutions establishing the same.

                                   ARTICLE IV

                                    Officers

         Section 1. Election. The officers of the Corporation shall consist of a Chairman of the Board, a President and Chief Executive Officer, one or more Vice Presidents (any one or more of whom may be designated as Executive Vice Presidents or Senior Vice Presidents), a Secretary and a Treasurer. In addition, such other officers as are provided in Section 3 of this Article may from time to time be elected by the Board of Directors. All officers shall hold office until the next annual meeting of the Board of Directors or until their successors are elected. The Chairman of the Board and the President shall be chosen from among the directors. Any two or more officer positions may be combined in the same person as the Board of Directors may determine.

         Section 2. Removal of Executive Officers; Vacancies. Any officer of the Corporation may be removed summarily with or without cause, at any time by a resolution passed at any meeting by affirmative vote of a majority of the number of directors fixed by these Bylaws. Vacancies may be filled at any meeting of the Board of Directors.

         Section 3. Other Officers. Other officers may from time to time be elected by the Board, including, without limitation, one or more Assistant Secretaries and Assistant Treasurers.

         Section 4. Duties. The officers of the Corporation shall have such duties as generally pertain to their offices, respectively, as well as such powers and duties as are hereinafter provided and as from time to time shall be conferred by the Board of Directors. The Board of Directors may require any officer to give such bond for the faithful performance of his duties as the Board may see fit.

         Section 5. Duties of the Chairman of the Board. The Chairman of the Board shall serve as the Chairman of the Executive Committee. Except as otherwise provided in these Bylaws or the resolutions establishing such committees, he shall be ex officio a member of all committees of the Board with the power to vote. He shall preside at all meetings of shareholders, the Board of Directors and the Executive Committee. The Chairman of the Board may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts or other instruments, except in cases where the signing and the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law otherwise to be signed or executed. In addition, he shall perform all duties incident to the office of the Chairman of the Board and such other duties as from time to time may be assigned to him by the Board of Directors.

         Section 6. Duties of the President. The President shall be the Chief Executive Officer of the Corporation and have direct supervision over the business of the Corporation and its several officers, subject to the Board of Directors, and shall consult with and report to the Board. Except as otherwise provided in these Bylaws or the resolutions establishing such committees, he shall be ex officio a member of all committees of the Board (with the exception that he shall not be ex officio a member of the Audit Committee nor will he participate in any deliberations regarding his own compensation on any compensation committee established by the Board of Directors) with power to vote, and in the incapacity of the Chairman of the Board, the President shall perform the duties of the Chairman of the Board and in the incapacity of the Chairman of the Board or, in the absence of the Chairman of the Board and upon his designation, the President shall preside at all meetings of shareholders, the Board of Directors and all committees of the Board of Directors of which he is a member. The President may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts or other instruments, except in cases where the signing and the execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law otherwise to be signed or executed. In addition, he shall perform all duties incident to the office of the President and such other duties as from time to time may be assigned to him by the Board of Director.

         Section 7. Duties of the Vice President. Each Vice President of the Corporation (including any Executive Vice President and Senior Vice President) shall have powers and duties as may from time to time be assigned to him by the Board of Directors or the President. When there shall be more than one Vice President of the Corporation, the Board of Directors may from time to time designate one of them to perform the duties of the President in the absence of the President. Any Vice President of the Corporation may sign and execute in the name of the Corporation deeds, mortgages, bonds, contracts and other instruments, except in cases where the signing and execution thereof shall be expressly delegated by the Board of Directors or by these Bylaws to some other officer or agent of the Corporation or shall be required by law otherwise to be signed or executed.

         Section 8. Duties of the Treasurer. The Treasurer shall have charge and custody of and be responsible for all funds and securities of the Corporation, and shall cause all such funds and securities to be deposited in such banks and depositories as the Board of Directors from time to time may direct. He shall maintain adequate accounts and records of all assets, liabilities and transactions of the Corporation in accordance with generally accepted accounting practices; shall exhibit his accounts and records to any of the directors of the Corporation at any time upon request at the office of the Corporation; shall render such statements of his accounts and records and such other statements to the Board of Directors and officers as often and in such manner as they shall require; and shall make and file (or supervise the making and filing of) all tax returns required by law. He shall in general perform all duties incident to the office of Treasurer and such other duties as from time to time may be assigned to him by the Board of Directors or the President.

         Section 9. Duties of the Secretary. The Secretary shall act as secretary of all meetings of the Board of Directors, the Executive Committee and all other Committees of the Board, and the shareholders of the Corporation, and shall keep the minutes thereof in the proper book or books to be provided for that purpose. He shall see that all notices required to be given by the Corporation are duly given and served; shall have custody of the seal of the Corporation and shall affix the seal or cause it to be affixed to all certificates for stock of the Corporation and to all documents the execution of which on behalf of the Corporation under its corporate seal is duly authorized in accordance with the provisions of these Bylaws; shall have custody of all deeds, leases, contracts and other important corporate documents; shall have charge of the books, records and papers of the Corporation relating to its organization and management as a Corporation; shall see that the reports, statements and other documents required by law (except tax returns) are properly filed; and shall, in general, perform all the duties incident to the office of Secretary and such other duties as from time to time may be assigned to him by the Board of Directors or the President.

         Section 10. Other Duties of Officers. Any officer of the Corporation shall have, in addition to the duties prescribed herein or by law, such other duties as from time to time shall be prescribed by the Board of Directors or the President.

                                   ARTICLE V

                                 Capital Stock

    Section 1. Certificates. The shares of capital stock of the Corporation shall be evidenced by certificates in forms prescribed by the Board of Directors and executed in any manner permitted by law and stating thereon the information required by law. Transfer agents and/or registrars for one or more classes of the stock of the Corporation may be appointed by the Board of Directors and may be required to countersign certificates representing stock of such class or classes. In the event that any officer whose signature or facsimile thereof shall have been used on a stock certificate shall for any reason cease to be an officer of the Corporation and such certificate shall not then have been delivered by the Corporation, the Board of Directors may nevertheless adopt such certificate and it may then be issued and delivered as though such person had not ceased to be an officer of the Corporation.

         Section 2. Lost, Destroyed and Mutilated Certificates. Holders of the stock of the Corporation shall immediately notify the Corporation of any loss, destruction or mutilation of the certificate therefor, and the Board of Directors may, in its discretion, cause one or more new certificates for the same number of shares in the aggregate to be issued to such stockholder upon the surrender of the mutilated certificate or upon satisfactory proof of such loss or destruction, and the deposit of a bond in such form and amount and with such surety as the Board of Directors may require.

         Section 3. Transfer of Stock. The stock of the Corporation shall be transferable or assignable only on the books of the Corporation by the holders in person or by attorney on surrender of the certificate for such shares duly endorsed and, if sought to be transferred by attorney, accompanied by a written power of attorney to have the same transferred on the books of the Corporation. The Corporation will recognize the exclusive right of the person registered on its books as the owner of shares to receive dividends and to vote as such owner.

         Section 4. Fixing Record Date. For the purpose of determining shareholders entitled to notice of or to vote at any meeting of the shareholders or any adjournment thereof, or entitled to receive payment for any dividend, or in order to make a determination of shareholders for any other proper purpose, the Board of Directors may fix in advance a date as the record date for any such determination of shareholders, such date in any case to be not more than seventy
(70) days prior to the date on which the particular action, requiring such determination of shareholders, is to be taken. If no record date is fixed for the determination of shareholders entitled to notice of or to vote at a meeting of shareholders, or shareholders entitled to receive payment of a dividend, the date on which notice of the meeting is mailed or the date on which the resolution of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of shareholders. When a determination of shareholders entitled to vote at any meeting of shareholders has been made as provided in this section such determination shall apply to any adjournment thereof.


                                   ARTICLE VI

                            Miscellaneous Provisions

         Section 1. Seal. The seal of the Corporation shall consist of a flat-face circular die, of which there may be any number of counterparts, on which there shall be engraved in the center the words "SB Bankshares Corporation."

         Section 2. Fiscal Year. The fiscal year of the Corporation shall end on December 31 of each year, and shall consist of such accounting periods as may be recommended by the Treasurer and approved by the Executive Committee.

         Section 3. Books and Records. The Corporation shall keep correct and complete books and records of accounts and shall keep minutes of the proceedings of its shareholders and Board of Directors; and shall keep at its registered office or principal place of business, or at the office of its transfer agent or registrar a record of its shareholders, giving the names and addresses of all shareholders, and the number, class and series of the shares being held.

         The Board of Directors shall, subject to the provisions of Section 7 of
Article I and to the laws of the Commonwealth of Virginia, have the power to determine from time to time whether and to what extent and under what conditions and limitations the accounts, records and books of the Corporation, or any of them, shall be open to the inspection of the shareholders.

         Section 4. Checks, Notes and Drafts. Checks, notes, drafts and other orders for the payment of money shall be signed by such persons as the Board of Directors from time to time may authorize. When the Board of Directors so authorizes, however, the signature of any such person may be a facsimile.

         Section 5. Amendment of Bylaws. These Bylaws may be amended, in whole or in part, by at least a two thirds (2/3) vote of the Board of Directors, or by the holders of at least two-thirds (2/3) of all shares entitled to vote by each voting group of the shareholders of the Corporation, at any meeting of the Board of Directors or of the shareholders, as the case may be, except that the shareholder vote for Bylaw amendments that have been recommended to the shareholders by an at least two-thirds (2/3) vote of the Board of Directors shall require only a majority of all votes entitled to be cast by each voting group. Bylaws made or amended by the Board of Directors may be altered or repealed by the shareholders, but shall remain in effect unless and until such action be taken by the shareholders.

         Section 6. Voting of Stock Held. Unless otherwise provided by resolution of the Board of Directors or of the Executive Committee, the Chairman of the Board, the President or any Executive Vice President shall from time to time appoint an attorney or attorneys or agent or agents of this Corporation, in the name and on behalf of this Corporation, to cast the vote which this Corporation may be entitled to cast as a shareholder or otherwise in any other corporation, any of whose stock or securities may be held in this Corporation, at meetings of the holders of the stock or other securities of such other corporation, or to consent in writing to any action by any of such other corporation, and shall instruct the person or persons so appointed as to the manner of casting such votes or giving such consent and may execute or cause to be executed on behalf of this Corporation and under its corporate seal or otherwise, such written proxies, consents, waivers or other instruments as may be necessary or proper in the premises; or, in lieu of such appointments, the Chairman of the Board, the President or any Executive Vice President may attend in person any meetings off the holders of stock or other securities of any such other corporation and there vote or exercise any or all power of this Corporation as the holder of such stock or other securities of such other corporation.

         Section 7. Implied Amendments. Any action taken or authorized by the shareholders or by the Board of Directors which would be inconsistent with the Bylaws then in effect, but which is taken or authorized by the affirmative vote of not less than that number of shares or the number of directors that would be required to amend these Bylaws so that the Bylaws would be consistent with such action, shall be given the same effect as if these Bylaws had been temporarily amended or suspended to the extent necessary to permit the specific action so taken or authorized.

                Part II -- Information Not Required in Prospectus

Item 20.  Indemnification of Officers and Directors

         As permitted by the Virginia Stock Corporation Act (Virginia Code sections 13.1-601 et seq.) (the "Act"), the Registrant's Articles of Incorporation provides:

                  Each director and officer shall be indemnified by the corporation against liabilities, fines, penalties and claims imposed upon or asserted against him (including amounts paid in settlement) by reason of having been such director or officer, whether or not then continuing so to be, and against all expenses (including counsel fees) reasonably incurred by him in connection therewith. Except in relation to matters as to which he shall have been finally adjudged to be liable by reason of having been guilty of gross negligence or willful misconduct in the performance of his duties as such director or offices. In the event of any other judgment against such director or officer or in the event of a settlement, the indemnification shall be made only if the corporation shall be advised, in case none of the persons involved shall be or has been a director of the corporation, by the Board of Directors, and otherwise by independent counsel to be appointed by the Board of Directors, that in its or his opinion such director or officer was not guilty of gross negligence or willful misconduct in the performance of his duties and, in the event of a settlement, that such settlement was, or if still to be made is, in the best interests of the corporation. If the determination is to be made by the Board of Directors, it may rely, as to all questions of law, on the advice of independent counsel. Every reference herein to director or officer shall include every director or officer or former director or officer of the corporation and every person who may have served at its request as a director or officer of another corporation in which the corporation owns shares of stock or of which it is a creditor or, in case of a non-stock corporation, to which the corporation contributes and, in all of such cases, his executors and administrators. The right of indemnification hereby provided shall not be exclusive of any other rights to which any director or officer may be entitled. The aforesaid indemnification shall also apply to an employee or agent of the corporation.

Section 13.1-698 of the Act provides:

                  Unless limited by its Articles of Incorporation, a corporation shall indemnify a director who entirely prevails in the defense of any proceeding to which he is a party because he is or was a director of the corporation against reasonable expenses incurred by him in connection with the proceeding.

Section 13.1.702 of the Act extends such rights to indemnification to officers of the corporation.

Item 21.  Exhibits and Financial Statement Schedules

         (a)      Exhibit Index

Exhibit No.       Description of Exhibit

         1        Not Applicable

Exhibit No.       Description of Exhibit

         2 Agreement and Plan of Reorganization, dated September 9, 1997, by and among Shore Bank, SB Bankshares Corporation and SB Interim Federal Savings Bank, filed as Exhibit A to the Proxy Statement/Prospectus included in this Registration Statement.

         3.1 Articles of Incorporation of the Registrant, filed as Exhibit B to the Proxy Statement/Prospectus included in this Registration Statement.

         3.2 Bylaws of the Registrant, filed as Exhibit C to the Proxy Statement/Prospectus included in this Registration Statement.

         5 Opinion of LeClair Ryan, A Professional Corporation, regarding the legality of the securities being registered and consent.

         8 Form of tax opinion of LeClair Ryan, A Professional Corporation, regarding the tax-free nature of the proposed transaction.

         10       Shore Bank Incentive Stock Option Plan

         23       Consent of LeClair Ryan, (included as part of Exhibit 5).

         99       Form of proxy of Shore Bank.

         (b) No financial statement schedules are required to be filed herewith pursuant to Item 21(b) of this Form.

Item 22.  Undertakings

         (a)      Item 512 of Regulation S-B.

         Rule 415 offerings. The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                  (iii) To include any additional or changed material information with respect to the plan of distribution.

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

                  (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the Town of Onley, Commonwealth of Virginia on September 11, 1997.

                                              SB BANKSHARES CORPORATION


                                              By: /s/ Scott C. Harvard
                                                 ------------------------
                                                  Scott C. Harvard, President


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

         Each person whose signature appears below constitutes and appoints Scott C. Harvard and Steven M. Belote, and each of them singly, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all registration statements or applications to the Securities and Exchange Commission, the regulatory authorities of any state in the United States or any other regulatory authorities as may be necessary to permit shares of Common Stock of the Company to be offered in the United States in connection with the proposed reorganization of Shore Bank into a holding company structure, including without limitation any and all amendments or post-effective amendments to this registration statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission or any other such regulatory authority, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite or necessary to be done to enable SB Bankshares Corporation to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission as well as all other laws, rules and regulations relating to the offer and sale of securities.

       Signature             Capacity                         Date
       ---------             --------                         ----


/s/ Henry P. Custis, Jr.     Chairman of the Board           September 11, 1997
---------------------------  and Director
Henry P. Custis, Jr.



/s/ Scott C. Harvard         President (Principal Executive  September 11, 1997
Scott C. Harvard             Officer) and Director



/s/ Steven M. Belote         Treasurer (Principal Financial  September 11, 1997
---------------------------   and Accounting Officer)
Steven M. Belote



/s/ Terrell E. Boothe        Director                        September 11, 1997
---------------------------
Terrell E. Boothe



/s/ D. Page Elmore           Director                        September 11, 1997
---------------------------
D. Page Elmore



/s/ Richard F. Hall, III     Director                        September 11, 1997
---------------------------
Richard F. Hall, III



/s/ Lloyd J. Kellam, III     Director                        September 11, 1997
---------------------------
Lloyd J. Kellam, III



/s/ L. Dixon Leatherbury     Director                        September 11, 1997
---------------------------
L. Dixon Leatherbury



/s/ A. Jackson Mason         Director                        September 11, 1997
---------------------------
A. Jackson Mason